EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF MAY 17, 2013

between

THOMSON REUTERS (MARKETS) LLC,

THOMSON REUTERS GLOBAL RESOURCES,

THOMSON REUTERS CORPORATION

(solely with respect to Section 11.14),

NASDAQ OMX CORPORATE SOLUTIONS, LLC

and

THE NASDAQ OMX GROUP, INC.

(solely with respect to Section 11.15)

0014944-0000367 NY:15588183.16

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4.8	No Other Representations or Warranties	25
5.	Additional Agreements	26
5.1	Conduct of Business Prior to the Closing	26
5.2	Access to Information	27
5.3	Preservation of Books and Records	29
5.4	Confidentiality	29
5.5	Regulatory and Other Authorizations; Consents	30
5.6	Termination of Rights to the TR Name and TR Marks	31
5.7	Patent License Agreement	33
5.8	Content and Platform Services Agreement	33
5.9	Transition Services Agreement	33
5.10	Multimedia Solutions Distribution Rights Agreement	33
5.11	Subleases	33
5.12	Non-Competition and Non-Solicitation Agreement	34
5.13	Intellectual Property Assignment Agreement	34
5.14	Further Action	34
5.15	Updates	35
5.16	Information Security	35
5.17	Non-Assertion	35
5.18	Investigation	35
6.	Employee Matters	36
6.1	Employee Matters	36
6.2	Cessation of Participation in Seller Plans	39
6.3	Accrued Vacation	39
6.4	Bonuses; Retention Bonuses	39
6.5	Severance Benefits	40
6.6	Flexible Spending Arrangements	40
6.7	WARN Act	41
6.8	COBRA	41
6.9	Savings Plan	41
6.10	Non-U.S. Employees	41
6.11	No Third-Party Rights	42
7.	Tax Matters	42
7.1	Transfer Taxes	42
7.2	Allocations	42
7.3	Payment of Taxes	43
7.4	Cooperation	43
7.5	Value Added Tax	44
8.	Conditions to Closing	46
8.1	Conditions to Obligations of TR	46
8.2	Conditions to Obligations of the Acquiror	46
9.	Termination, Amendment and Waiver	47
9.1	Termination	47
9.2	Notice of Termination	48
9.3	Effect of Termination	48
9.4	Termination Fee	48
9.5	Extension; Waiver	48
10.	Indemnification	49
10.1	Indemnification by TR	49

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10.2	Indemnification by the Acquiror	49
10.3	Notification of Claims	50
10.4	Exclusive Remedies	52
10.5	Additional Indemnification Provisions	52
10.6	Mitigation	53
11.	General Provisions	53
11.1	Survival	53
11.2	Expenses	53
11.3	Notices	53
11.4	Public Announcements	55
11.5	Severability	55
11.6	Entire Agreement	55
11.7	Assignment	55
11.8	No Third-Party Beneficiaries	55
11.9	Amendment	56
11.10	Disclosure Schedules	56
11.11	Dispute Resolution	56
11.12	Governing Law; Submission to Jurisdiction	57
11.13	Specific Performance	58
11.14	TR Parent Guarantee	58
11.15	NASDAQ Parent Guarantee	59
11.16	Bulk Sales Laws	60
11.17	Rules of Construction	60
11.18	Counterparts	60
11.19	Waiver of Jury Trial	61
11.20	Waiver	61

Exhibits

1.	Definitions	67
2.	Form of Estimated Closing Statement	79
3.	Form of Bill of Sale and Assignment and Assumption Agreement	80
4.	Transaction Accounting Principles	83
5.	Form of Patent License Agreement	84
6.	Form of Content and Platform Services Agreement	85
7.	Form of Transition Services Agreement	86
8.	Multimedia Solutions Distribution Rights Term Sheet	87
9.	Subleases	88
10.	Form of Non-Competition and Non-Solicitation Agreement	89
11.	Non-U.S. Employees	90
12.	Non-U.S. Pensions	94

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THIS ASSET PURCHASE AGREEMENT dated as of May 17, 2013, is made

BETWEEN:

(1)	THOMSON REUTERS (MARKETS) LLC, a Delaware limited liability company (TRM),

(2)	THOMSON REUTERS GLOBAL RESOURCES, an unlimited company organized under the Laws of the Republic of Ireland (TRGR and, collectively with TRM, TR),

(3)	THOMSON REUTERS CORPORATION, a corporation under the Laws of the Province of Ontario, Canada (solely with respect to Section 11.14) (TR Parent Guarantor),

(4)	NASDAQ OMX CORPORATE SOLUTIONS, LLC, a Delaware limited liability company (the Acquiror), and

(5)	THE NASDAQ OMX GROUP, INC., a Delaware corporation (solely with respect to Section 11.15) (NASDAQ Parent Guarantor).

PRELIMINARY STATEMENTS

(A)	TR is an Affiliate of each entity identified as an asset seller in Schedule 1.1(a), which together with TR comprise the Sellers.

(B)

The Sellers through their Corporate Services business unit provide (i) investor relations business services including investor relations desktop solutions, investor relations advisory services (including investor targeting services) and investor relations webhosting, (ii) public relations business services including a self-service press release publishing platform, a media contacts database, media monitoring and analytic tools and a public relations workflow dashboard, and (iii) multimedia webcasting and video communications solutions (collectively, the Business).

(C)

On December 12, 2012 (the Offer Letter Date), an offer letter was entered into between TRM and the NASDAQ Parent Guarantor pursuant to which among other things the NASDAQ Parent Guarantor made an irrevocable and binding offer to purchase the Business (the Offer Letter).

(D)	TRM delivered the Offer Acceptance Notice (as defined in the Offer Letter) to the NASDAQ Parent Guarantor on May 17, 2013, accepting the offer set out in the Offer Letter.

(E)

TR wishes to sell, and to cause to be sold by the other Sellers, to the Acquiror and the Acquiror Designees, and the Acquiror wishes to purchase, and to cause to be purchased by the Acquiror Designees, from TR and the other Sellers, certain of the assets of the Sellers, in each case, upon the terms and subject to the conditions set forth in this Agreement. In addition, the Acquiror wishes to assume, and to cause to be assumed by the Acquiror Designees, and TR wishes to have the Acquiror and the Acquiror Designees assume, certain liabilities of the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the parties to this Agreement hereby agree as follows:

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1.        DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in Exhibit 1 to, or elsewhere in, this Agreement.

2.        PURCHASE AND SALE

2.1      Purchase and Sale of Assets

(a)

Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.1(b), at the Closing, TR shall and shall cause the other Sellers to sell, convey, assign, transfer and deliver to the Acquiror or an Acquiror Designee, free and clear of all Liens, except Permitted Liens, and the Acquiror shall, or shall (if designated in writing by the Acquiror at least 15 Business Days prior to the Closing) cause an Acquiror Designee to, purchase, acquire and accept from the Sellers, all of the following assets, properties and rights that are owned by the Sellers as the same shall exist on the Closing Date (collectively, the Transferred Assets):

(i)	subject to Section 2.2, the Transferred Contracts;

(ii)	subject to Section 2.2, all rights under Intellectual Property and Software licenses from third parties listed in Schedule 2.1(a)(ii) (the Assumed IP Licenses);

(iii)	all right, title and interest in the Intellectual Property listed in Schedule 2.1(a)(iii) to the extent owned by any of the Sellers (the Business Intellectual Property);

(iv)	all right, title and interest in the Software listed in Schedule 2.1(a)(iv) to the extent owned by any of the Sellers (the Business Software);

(v)	all Prepaid Expenses Related to the Business;

(vi)

all claims, causes of action, defenses, rights of recovery and rights of setoff or reimbursement of any kind against third parties (and rights under and pursuant to all warranties, representations and guarantees made by suppliers and contractors), relating to the Transferred Assets or any Assumed Liability, including rights to recover past, present and future damages in connection therewith;

(vii)	all lists of, and currently available contact information for, current and prospective customers and clients, and current subscribers, vendors and suppliers, in each case Related to the Business;

(viii)	all sales, marketing and other promotional information, literature, manuals, marketing studies and other materials and files Related to the Business;

(ix)

 (A) all of the Sellers' right, title and interest in the leases listed in Schedule 2.1(a)(ix) (the Assumed Leases), pursuant to which a Seller holds a leasehold estate in any land, buildings, structures, improvements, fixtures or other interest in real property under any Assumed Lease (the Assumed Leased Real Property) and (B) all Leasehold Improvements located on any Assumed Leased Real Property;

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(x)	all Furniture and Equipment;

(xi)

all books, records, customer and other reports, files and papers, correspondence and other documents (including all reasonably accessible correspondence with past, present or prospective customers, clients, subscribers, vendors and suppliers), invoices, whether in hard copy or computer or other electronic format, including manuals and data, in each case that are Related to the Business and copies of any information relating to Taxes imposed on the Business (but excluding any Tax Returns with respect to income or similar Taxes and Tax Returns that do not relate solely to the Transferred Assets or the Business), in each case other than (A) any books, records or other materials originals of which the Sellers are required by Law to retain (in which case copies of which, to the extent permitted by Law, will be made available to the Acquiror at the Acquiror's reasonable request), (B) personnel, medical and employment records for employees and former employees of the Business other than Transferred Employee Records and (C) to the extent that they are not Related to the Business, any books, records or other materials that are located in a facility of the Business but that are not Related to the Business;

(xii)	all Transferred Employee Records;

(xiii)	all non-disclosure or confidentiality, non-compete or non-solicitation agreements to the extent Related to the Business;

(xiv)

all right, title and interest in all of the issued and outstanding shares of capital stock (the Hugin Stock) of Hugin AS, a Norwegian limited liability company with Norwegian organization number 974 986 140 (Hugin AS); and

(xv)	all goodwill that is Related to the Business.

(b)

Excluded Assets. Notwithstanding any other provision of this Agreement, the Acquiror and TR expressly understand and agree that the following assets and properties of the Sellers (the Excluded Assets) shall be retained by the Sellers and their Affiliates, and shall be excluded from the Transferred Assets:

(i)

all (A) cash and cash equivalents on hand or held by any bank or other third Person and (B) other than Prepaid Expenses Related to the Business, all Current Assets Related to the Business, including, for the avoidance of doubt, any Prepaid Expenses related to Excluded Assets;

(ii)	without prejudice to Section 5.6, any and all rights to the TR Name and TR Marks, including those rights under the Transferred Contracts and Assumed IP Licenses that grant rights to use the same;

(iii)

employee benefit plans, programs, arrangements and agreements (including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements) sponsored or maintained by the Sellers or their respective Affiliates, and any trusts and other assets related thereto, but not including any plan, program, arrangement or agreement transferred to the Acquiror by operation of Law or as expressly assumed pursuant to Article 6 (including collective bargaining agreements relating to the Business and employment agreements and retention agreements with

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employees or former employees of the Business that transfer to the Acquiror by operation of Law or as expressly assumed pursuant to Article 6), and any trusts and other assets related thereto;

(iv)	all policies of insurance and interests in insurance pools and programs (Insurance Arrangements), including any right to make any claim thereunder;

(v)

all claims, causes of action, defenses, rights of recovery and rights of setoff or reimbursement of any kind against third parties (and rights under and pursuant to all warranties, representations and guarantees made by suppliers or contractors), not relating to the Transferred Assets or any Assumed Liability, including rights to recover past, present and future damages in connection therewith, as well as any books, records and privileged information to the extent relating thereto;

(vi)

all Intellectual Property owned by the Sellers and their Affiliates that is (A) Intellectual Property listed in Schedule 2.1(b)(vi) and (B) TR Intellectual Property (as defined in the Patent License Agreement) that is subject to the Patent License Agreement;

(vii)

all Software owned by the Sellers and their Affiliates that is (A) Software listed in Schedule 2.1(b)(vii) and (B) Software that is subject to the Transition Services Agreement, the Content and Platform Services Agreement or the Multimedia Solutions Distribution Rights Agreement;

(viii)	the Excluded Contracts and any other interest in Contracts other than the Transferred Contracts, Assumed Leases and the Assumed IP Licenses;

(ix)	all personnel, employment and medical records that are not Transferred Employee Records;

(x)	all of Sellers' right, title and interest in the assets listed in Schedule 2.1(b)(x);

(xi)

all owned real property and other right, title and interests therein including all buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto (the Owned Real Property);

(xii)	all Permits other than the Permits held by Hugin AS set forth on Schedule 2.1(b)(xii) (such permits on Schedule 2.1(b)(xii), the Hugin Permits);

(xiii)	except as otherwise set forth in Section 2.1(a)(xiv), all ownership interests of any Seller in any Person;

(xiv)	all minute books, organizational documents, stock registers and such other books and records of any Seller as pertain to ownership, organization or existence of such Seller; and

(xv)

any other assets, properties, rights, contracts and claims of the Sellers that are not Related to the Business, wherever located, whether tangible or intangible, real, personal or mixed, including books and records referred to in Section 2.1(a)(xi)(C).

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(c)

Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Acquiror hereby agrees that, effective at the time of the Closing, the Acquiror or an Acquiror Designee shall assume, pursuant to one or more Assignment and Assumption Agreements, and thereafter shall pay, discharge and perform in accordance with their terms, all of the following and only the following Liabilities of the Sellers (the Assumed Liabilities):

(i)	all Specified Current Liabilities in the amounts and to the extent shown on the Final Closing Statement;

(ii)

all Liabilities arising under any of the Transferred Contracts, Assumed Leases and Assumed IP Licenses other than Liabilities attributable to any failure by any Seller to comply with the terms thereof on or prior to the Closing;

(iii)	all Liabilities set forth in Schedule 2.1(c)(iii);

(iv)	all Taxes for taxable periods (or portions thereof) beginning after the Closing Date with respect to the Transferred Assets and the Business and 50% of all Transfer Taxes; and

(v)

all Liabilities arising from or relating to the employment, termination of employment or employment practices with respect to the Transferred Employees expressly assumed by the Acquiror or an Acquiror Designee as set forth in Article 6 or Section 7 of Exhibit 11, including the post-closing Liabilities specified in Section 7 of Exhibit 11.

(d)

Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Acquiror shall not assume or agree to pay or discharge any Liability not expressly set forth in Section 2.1(c) (collectively, the Excluded Liabilities), including the following Liabilities:

(i)	any Debt;

(ii)	any Liability set forth in Schedule 2.1(d)(ii);

(iii)	any Current Liabilities (other than Specified Current Liabilities);

(iv)	any Liability to the extent relating to or arising out of assets or businesses of any of the Sellers or any of their respective Affiliates that are not Related to the Business;

(v)

any Liabilities arising from the conduct of the Business or ownership of the Transferred Assets prior to the Closing Date (other than Assumed Liabilities), including, any Liability arising from or relating to the employment, termination of employment or employment practices with respect to the Business or any Employee prior to the Closing Date (other than any such Liability that is a Specified Current Liability);

(vi)

any Liability in respect of the Transferred Assets or the Business for Taxes (x) by reason of transferee or successor liability, or otherwise by operation of Law or by contract, in each case, that relate to events or transactions with respect to a Seller that occur on or prior to the Closing Date, and (y) as a result of the non-compliance with "bulk sales," "bulk transfer" or similar Laws by Sellers in respect of the transactions effectuated pursuant to this Agreement;

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(vii)

any Taxes of the Sellers and their Affiliates for any taxable period other than with respect to the Transferred Assets and the Business, all Taxes for taxable periods (or portions thereof) ending on or before the Closing Date with respect to the Transferred Assets and the Business and 50% of all Transfer Taxes; and

(viii)

any Taxes of Hugin AS for taxable periods (or portions thereof) ending on or before the Closing Date and any Liability in respect of Hugin AS for Taxes (x) of any Person by reason of being a member of any fiscal unity (including any VAT fiscal unity) or other group on or before the Closing Date, and (y) by reason of transferee or successor liability, or otherwise by operation of Law or by contract, in each case, that relate to events or transactions with respect to Hugin AS that occur on or prior to the Closing Date.

2.2            Assignment of Certain Transferred Assets

Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require the Sellers to assign or transfer any Transferred Asset described in Sections 2.1(a)(i),  (ii),  (ix),  (xiii) and (xiv) if an attempted assignment or transfer thereof, without the consent of a third party or a Governmental Authority, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of the Acquiror or a Seller (in its capacity as the party to such Transferred Asset) (as applicable) thereto or thereunder until such time as such consent has been received. Subject to Section 5.5(g), TR shall, and shall cause each of the other Sellers to, use its commercially reasonable efforts to endeavor during the period beginning on the date hereof and ending on the date that is 360 days following the Closing Date to obtain any such consent necessary for the transfer or assignment of any such Transferred Asset to the Acquiror or an Acquiror Designee. For so long as any such consent has not been obtained, or for so long as an attempted transfer or assignment thereof would be ineffective (including in the event any Transferred Asset does not transfer in full to the Acquiror or an Acquiror Designee because of a failure by either party to comply with any applicable exchange control Laws) or would adversely affect the rights of a Seller (in its capacity as the party to such Transferred Asset) (as applicable) thereto or thereunder so that the Acquiror would not in fact receive all the rights under such Transferred Asset, TR shall, and shall cause the other Sellers to, and the Acquiror shall, or shall cause an Acquiror Designee to, subject to Section 5.5(g), cooperate in a mutually agreeable arrangement under which the Acquiror or an Acquiror Designee would obtain and enjoy the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror or an Acquiror Designee, and under which TR shall, and shall cause the other Sellers to, cause the rights and benefits of such Transferred Assets to be enjoyed by the Acquiror or an Acquiror Designee and would enforce for the benefit of the Acquiror or an Acquiror Designee at the Acquiror's cost and expense any and all of their rights against a third party or Governmental Authority associated with such Transferred Asset (collectively, Third Party Rights), and TR shall, and shall cause the other Sellers to, promptly pay to the Acquiror when received all monies received by them under any such Third Party Rights.

2.3            Closing

On (a) the first date that is both (i) five or more Business Days following the satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2 (other than conditions with respect to actions the respective parties will take at the Closing itself) and (ii) a calendar month-end for TR or (b) such other date as TR and the Acquiror may mutually agree in writing, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place

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at a closing (the Closing) that will be held at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020, or such other place as TR and the Acquiror may agree in writing, the date on which the Closing takes place being the Closing Date.

2.4            Purchase Price

The Purchase Price for the Transferred Assets and the non-competition and non-solicitation obligations set forth in the Non-Competition and Non-Solicitation Agreement shall be an amount in cash equal to $390,000,000 (three hundred and ninety million dollars), as adjusted in accordance with this Article 2.

2.5            Closing Payment

(a)

Not less than three Business Days prior to the anticipated Closing Date, TR shall provide the Acquiror with a statement of estimated Specified Current Liabilities less Prepaid Expenses as of the Closing Date (the Estimated Closing Statement) in the form attached hereto as Exhibit 2, which shall be contained in a notice (the Closing Notice) that sets forth (i) TR's determination of the Closing Payment and (ii) the account or accounts to which the Acquiror shall, or shall cause an Acquiror Designee to, transfer funds pursuant to Section 2.7. The Estimated Closing Statement shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Transferred Assets and shall otherwise contain all the same line items as the Reference Statement of Transferred Assets.

(b)

During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, TR shall provide the Acquiror and its independent accountants with commercially reasonable access to review TR's work papers relating to the Estimated Closing Statement and to discuss the foregoing with the relevant employees of the Sellers, in each case, during normal business hours. The Acquiror shall have an opportunity to review the Estimated Closing Statement and TR shall cooperate with the Acquiror in good faith to mutually agree upon the Estimated Closing Statement in the event the Acquiror disputes any item proposed to be set forth on such Estimated Closing Statement delivered by the Acquiror; provided,  however, if TR and the Acquiror are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by TR to the Acquiror shall be binding only for purposes of the adjustment to the Purchase Price pursuant to Section 2.5(c) with respect to the Estimated Closing Statement.

(c)

The Closing Payment shall be the amount specified in the Closing Notice or such other amount upon which the parties may agree pursuant to Section 2.5(b) and shall be equal to the Purchase Price minus the amount by which estimated Specified Current Liabilities less Prepaid Expenses as of the Closing Date as set forth in the Estimated Closing Statement is greater than $0 or plus the amount by which estimated Specified Current Liabilities less Prepaid Expenses as of the Closing Date as set forth in the Estimated Closing Statement is less than $0.

2.6            Closing Deliveries by TR

At the Closing, TR shall deliver or cause to be delivered to the Acquiror:

(a)	duly executed counterparts of each of the Ancillary Agreements to be delivered pursuant to Section 8.2(d);

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(b)	a receipt for the Closing Payment;

(c)	a duly executed instrument of assignment assigning each of the Assumed Leases;

(d)	a certificate signed by a duly authorized executive officer of TR certifying the fulfillment of the conditions set forth in Section 8.2(a);

(e)	a certificate conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to each Seller that is a U.S. Person;

(f)

share certificate(s) evidencing that all of the issued and outstanding shares of the Hugin Stock are owned by the Acquiror or an Affiliate of the Acquiror and a share purchase agreement for the sale and purchase of all of the issued and outstanding shares of Hugin Stock from Thomson Reuters (Markets) Norge AS to the Acquiror or an Affiliate of the Acquiror; and

(g)

such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Acquiror or the Acquiror Designees, as applicable, all Sellers' right, title and interest in, to and under the Transferred Assets.

2.7            Closing Deliveries by the Acquiror

At the Closing, the Acquiror shall deliver to TR:

(a)

the Closing Payment (including on behalf of and as agent for the Acquiror Designees), as specified in Section 2.5(c), by wire transfer of immediately available funds, to a single account of TRGR (including on behalf of and as agent for the other Sellers) as directed by TR in the Closing Notice;

(b)	duly executed counterparts for each of the Ancillary Agreements to be delivered pursuant to Section 8.1(d);

(c)

the first installments of the Content Charges, each as specified in the Content and Platform Services Agreement, by wire transfer of immediately available funds, to an account or accounts as directed by TR in the Closing Notice;

(d)	a receipt for the Transferred Assets; and

(e)	a certificate signed by a duly authorized executive officer of the Acquiror certifying the fulfillment of the conditions set forth in Section 8.1(a).

2.8            Post-Closing Statements

(a)

Within 45 Business Days after the Closing Date, the Acquiror shall prepare and deliver to TR a statement of Specified Current Liabilities less Prepaid Expenses as of the Closing Date (the Initial Closing Statement). The Initial Closing Statement shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Transferred Assets and the Estimated

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Closing Statement and shall otherwise contain all the same line items as the Reference Statement of Transferred Assets.

(b)

During the 20-Business Day period immediately following TR's receipt of the Initial Closing Statement (the Review Period), the Acquiror shall provide TR and its Representatives with reasonable access to review the Acquiror's work papers relating to the Initial Closing Statement and to discuss the foregoing with the employees of the Business, in each case, during normal business hours. In connection with TR's review of the Initial Closing Statement, the Acquiror shall cause the Business and its employees to assist TR and its independent accountants in the review of the Initial Closing Statement and shall provide TR and its independent accountants access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

(c)

The Acquiror agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding, it will maintain records in a manner that is not inconsistent with the past practice of the Business (or TR or any of its Affiliates with respect to the Business) to the extent required to meet the Acquiror's obligations set forth in Section 2.8(b). TR and the Acquiror acknowledge that (i) the sole purpose of the determination of Specified Current Liabilities less Prepaid Expenses is to adjust the Closing Payment so as to reflect change resulting only from the operation of the Business and (ii) such change can be measured properly only if the calculation is done using the Transaction Accounting Principles applied on a consistent basis (whether or not the application of different principles, practices, methodologies or policies would be consistent with IFRS or otherwise).

2.9            Reconciliation of Post-Closing Statements

(a)

TR shall notify the Acquiror in writing (the Notice of Disagreement) prior to the expiration of the Review Period if TR disagrees with the Initial Closing Statement.  The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and TR's determination of the amount of Specified Current Liabilities less Prepaid Expenses as of the Closing Date. If no Notice of Disagreement is received by the Acquiror prior to the expiration of the Review Period, then the Initial Closing Statement shall be deemed to have been accepted by TR and shall become final and binding upon the parties in accordance with Section 2.9(c).

(b)

During the 20 Business Days immediately following the delivery of a Notice of Disagreement (the Consultation Period), TR and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c)

If at the end of the Consultation Period TR and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, TR and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Closing Statement marked to indicate those line items that are not in dispute) to Deloitte & Touche LLP , or if such firm declines to act in such capacity, by such other firm of independent accountants having no material relationship with any party hereof and reasonably acceptable to both TR and the Acquiror (the Independent Firm). TR and the Acquiror shall instruct the Independent Firm to make a final determination within 30 Business Days after such submission, which determination

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shall be binding on the parties to this Agreement, in a manner consistent with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Transferred Assets, the appropriate amount of each of the line items in the Initial Closing Statement as to which TR and the Acquiror disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either TR or the Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Acquiror in the Notice of Disagreement or by TR in the Initial Closing Statement with respect to such disputed line item. During such determination period, the Independent Firm also shall be instructed to (A) prepare a statement of Specified Current Liabilities less Prepaid Expenses as of the Closing Date based upon all of the line items not disputed by the parties and the line items determined by the Independent Firm in accordance with the foregoing provisions and (B) determine the amount of Specified Current Liabilities less Prepaid Expenses reflected on such statement. The statement of Specified Current Liabilities less Prepaid Expenses that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.9(a) or 2.9(b) or through the action of the Independent Firm pursuant to this Section 2.9(c), is referred to as the Final Closing Statement.

(d)

The cost of the Independent Firm's review and determination shall be shared equally by TR on the one hand and the Acquiror on the other hand. During the review by the Independent Firm, the Acquiror and TR and their accountants will each make available to the Independent Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Firm to fulfill its obligations under Section 2.9(c);  provided,  however, that the accountants of TR or the Acquiror shall not be obliged to make any work papers available to the Independent Firm or to the other party except in accordance with such accountants' normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Firm shall act as experts in accounting and not as arbitrators.

2.10            Post-Closing Adjustment

The Final Adjustment shall be equal to (a) the amount of the Post-Closing Adjustment, if the Post- Closing Adjustment is equal to or greater than $100,000 (positive or negative), or (b) $0, if the Post- Closing Adjustment is less than $100,000 (positive or negative). If the Final Adjustment is a negative amount, then the Acquiror shall, or shall cause an Acquiror Designee to, pay in cash to TR (for its own account and as agent for the account of the other Sellers) the amount of the Final Adjustment. If the Final Adjustment is a positive amount, then TR (for its own account and as agent for the account of the other Sellers) shall pay in cash to the Acquiror the absolute value of the amount of the Final Adjustment. Any such payment shall be made within three Business Days after the Final Closing Statement becomes such, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.12(a) from the Closing Date until the date of payment. For purposes of this Agreement, Post-Closing Adjustment means the absolute value of the amount of Specified Current Liabilities less Prepaid Expenses set forth in the Final Closing Statement minus the absolute value of the amount of estimated Specified Current Liabilities less Prepaid Expenses set forth in the Estimated Closing Statement.

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2.11            Accounts Receivable and Payable

(a)

TR shall have the right to, and may permit the other Sellers to, bill all Unbilled Revenue and collect all trade receivables invoiced by any Seller in respect of products provided or services performed by the Business on or before the Closing Date (collectively, the Pre-Closing Accounts Receivable), in each case, in the ordinary course of business consistent with past practice. The Acquiror shall, and shall cause its Affiliates to, assist the Sellers in collecting such Pre-Closing Accounts Receivable.

(b)

The Acquiror shall, and shall cause its Affiliates to, pay in cash to TR (for its own account and as agent for the account of the other Sellers) an amount equal to any Pre-Closing Accounts Receivable or Unbilled Revenue paid to or received by the Acquiror or any its Affiliates within three Business Days of receipt (less any Taxes imposed on Acquiror or its Affiliates pursuant to a requirement under applicable Tax Law that Acquiror or an Affiliate include such payment in income (to the extent not fully offset by deductions with respect to the corresponding payment to TR). Any payment received by the Acquiror (or any of its Affiliates) from or on behalf of a Person owing any Pre-Closing Accounts Receivable or Unbilled Revenue who also owes amounts to the Acquiror or any of its Affiliates shall be deemed (unless otherwise directed by such Person) to be a payment in discharge of the earliest undischarged obligation due from such Person to a Seller or the Acquiror or its Affiliates. TR may request in writing that the Acquiror include Unbilled Revenue in an invoice issued to a customer of the Business by the Acquiror or its Affiliates after Closing for administrative efficiency or other reasons so long as such Unbilled Revenue does not represent a majority of the products delivered or services performed by the Business since the last invoice issued by the Business to such customer.

(c)

TR shall, and shall cause the other Sellers to, discharge the trade accounts payable of the Business in respect of property or services purchased or consumed in the ordinary course of business (the Accounts Payable) on or before the Closing Date within 30 days after the Closing Date. The Acquiror shall be responsible for discharging all Accounts Payable incurred after the Closing Date.

2.12            Payments and Computations

(a)

Except for the payment of the Closing Payment (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 11:00 a.m., New York City time, on the day when due. All payments shall be paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

(b)

In the event the Acquiror determines that any portion of the Purchase Price would be subject to deduction or withholding under applicable Tax Law, the Acquiror shall promptly notify TR of such determination, but in no event less than 20 days prior to the Closing Date. During the five- day period following the delivery of such notice, TR shall review such determination and shall notify the Acquiror of any disagreement with such determination. TR and the Acquiror shall

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endeavor in good faith to resolve any such disputes and to minimize any amounts that the Acquiror is required to deduct or withhold pursuant to such applicable Tax Law; provided, that if TR and the Acquiror cannot resolve any disputes within 10 days, the Independent Firm shall resolve any such disputes within 5 days, and the principles of Section 2.9(d) shall apply with respect to the determination by the Independent Firm. If the Acquiror or the applicable Acquiror Designee will deduct or withhold on any portion of the Purchase Price pursuant to the terms of this Section 2.12(b), (i) such deducted or withheld amounts shall be remitted by the Acquiror or such Acquiror Designee to the applicable Governmental Authority, (ii) such deducted or withheld amounts shall be treated for all purposes as having been paid by the Acquiror or such Acquiror Designee to the applicable Seller; provided, that if the Acquiror Designee is not organized in the United States, Switzerland, Ireland, Luxembourg, The Netherlands or any other jurisdiction in which one or more of the Sellers is organized or the Transferred Assets are located, the Purchase Price shall be increased by such amount as is required to ensure that TR receives the same net amount as it would have received had no such amounts been required to be withheld or deducted and (iii) TR and the Acquiror shall agree on an allocation of a portion of the Purchase Price to the acquisition that is subject to such deduction or withholding.

2.13            Deferred Closing

(a)

Notwithstanding anything to the contrary contained in this Agreement, the conveyance, assignment, transfer, delivery and acceptance of the Transferred Assets (the Deferred Assets) located in the jurisdictions listed in Schedule 2.13(a) (the Deferred Closing Countries), and the assumption of the Assumed Liabilities (the Deferred Liabilities) relating to the Business conducted in the Deferred Closing Countries or relating to such Deferred Assets may but shall not be required to occur on the Closing Date.

(b)

The conveyance, assignment, transfer, delivery and acceptance of the Deferred Assets, and the assumption of the Deferred Liabilities with respect to a Deferred Closing Country shall take place at the Acquiror's option at the Closing or a closing on a date not more than six months after the Closing Date that is (a) the first date that is both (i) five or more Business Days following the Acquiror's written notice to TR that it is prepared to consummate such conveyance, assignment, transfer, delivery and acceptance of the Deferred Assets and the assumption of the Deferred Liabilities in a Deferred Closing Country and (ii) a calendar month- end for TR, or (b) such other date as TR and the Acquiror may mutually agree in writing (each such closing, a Deferred Closing) to be held at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020, or such other place as TR and the Acquiror may agree in writing (each day on which a Deferred Closing takes place, being a Deferred Closing Date).

(c)

Subject to Section 5.14(b), at each Deferred Closing, TR and the Acquiror shall, and shall cause their respective Affiliates to, execute and deliver such documents and instruments, as may be reasonably necessary to transfer the Deferred Assets and Deferred Liabilities in such Deferred Closing Country.

(d)

For the avoidance of doubt, there shall be no conditions required to be satisfied or waived prior to a Deferred Closing in order to consummate the transactions contemplated by this Section 2.13 with respect to a Deferred Closing Country.

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(e)

Unless the context otherwise clearly requires, references in this Agreement to the "Closing" or "Closing Date" shall, with respect to any Deferred Asset or Deferred Liability, be deemed to refer to the applicable Deferred Closing or Deferred Closing Date, respectively.

(f)

The parties acknowledge that the portion of the Purchase Price allocable to any Deferred Closing Country as agreed to by the parties (each a Deferred Closing Country Amount) shall have been paid on the Closing Date, including the Deferred Closing Country Amounts applicable to each of India and the Philippines. In the event that the Acquiror determines that a local payment of the relevant Deferred Closing Country Amount is required in a particular jurisdiction, on the Deferred Closing Date for a Deferred Closing Country, the Acquiror shall cause the applicable Acquiror Designee to pay the relevant Deferred Closing Country Amount to the applicable Seller of the Deferred Assets on the Deferred Closing by wire transfer of immediately available funds to the applicable Seller's local bank account to be designated by TR in a written notice to the Acquiror at least five (5) Business Days before such Deferred Closing. If the Acquiror determines that a local payment of the relevant Deferred Closing Country Amount is required in a particular jurisdiction, at least three (3) Business Days before the Deferred Closing Date, TR shall, or shall cause the applicable Affiliate, to pay to Glide Technologies Ltd. an amount equal to the relevant Deferred Closing Country Amount in U.S. dollars or Great British Pounds (GBP), by wire transfer of immediately available funds to the bank account to be designated by the Acquiror in a written notice to TR at least ten (10) Business Days before such Deferred Closing.

3.            REPRESENTATIONS AND WARRANTIES OF TR

TR hereby represents and warrants to the Acquiror that, except as set forth in the Disclosure Schedule:

3.1            Incorporation, Qualification and Authority of the Sellers

Each of the Sellers is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate or other power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. Each of the Sellers has the corporate or other power and authority to operate its business with respect to the Transferred Assets and the Business as conducted, and as proposed to be conducted, by the Sellers, and is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Transferred Assets, except for jurisdictions where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Sellers of the Transaction Agreements to which they are parties and the consummation by the Sellers of the transactions contemplated by, and the performance by the Sellers of their obligations under, the Transaction Agreements have been (or, in the case of a Seller other than TR, will be prior to Closing) duly authorized by all requisite corporate action on the part of the Sellers. This Agreement has been, and upon execution and delivery the other Ancillary Agreements to which they are parties will be, duly executed and delivered by the Seller party thereto, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller party thereto, enforceable against the Seller party thereto in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent

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conveyance, or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2            No Conflict

Provided that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained or taken, except as otherwise provided in this Article 3 and except as may result from any facts or circumstances relating to the Acquiror or its Affiliates, the execution, delivery and performance by the Sellers of the Transaction Agreements and the consummation by the Sellers of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of any of the Sellers, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers, the Transferred Assets or the Business or (c) conflict with, result in any breach of, or constitute a default (or event that, with the giving of notice or lapse of time, or both, could become a default) under, require any consent under, result in the creation of any Lien upon any of the Transferred Assets, or give to any Person any rights of termination, acceleration or cancellation of, any Transferred Asset except, in the case of clause (c), as would not have, individually or in the aggregate, a Material Adverse Effect.

3.3            Consents and Approvals

The execution and delivery by the Sellers of the Transaction Agreements do not, and the performance by the Sellers of, and the consummation by the Sellers of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval or authorization, or any filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition Laws, (b) where the failure to obtain such consent, approval or authorization, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers of the transactions contemplated by, or the performance by the Sellers of any of their material obligations under, the Transaction Agreements, or (c) as may be necessary as a result of any facts or circumstances relating to the Acquiror or its Affiliates.

3.4            Financial Statements

(a)

Section 3.4(a) of the Disclosure Schedule sets forth (i) the unaudited combined statement of the net assets of the Business at September 30, 2012 (the Reference Statement of Net Assets), December 31, 2011 and December 31, 2010, (ii) the unaudited combined statement of the Transferred Assets and Assumed Liabilities at September 30, 2012 (the Reference Statement of Transferred Assets), and (iii) the unaudited summary statement of operating results of the Business for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010 ((i) and (iii) collectively, the Existing Financial Statements and, together with the Reference Statement of Transferred Assets, the Financial Statements). Except as may be indicated in the notes thereto, if any, the Financial Statements have been prepared in all material respects in accordance with the Transaction Accounting Principles. The Existing Financial Statements present fairly in all material respects in accordance with the Transaction Accounting Principles the financial condition and the results of operations of the Business at their respective dates and for the periods covered by such statements, and the Reference Statement of Transferred Assets is derived from the Reference Statement of Net Assets and adjusted solely to exclude the Excluded Assets and the Excluded Liabilities.

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(b)

There are no material Liabilities of the Business (whether accrued, absolute, contingent or otherwise) required under the Transaction Accounting Principles to be reflected in the Financial Statements that are not reflected therein, other than Liabilities for Taxes and Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Reference Statement of Net Assets.

3.5            Absence of Certain Changes or Events

Except as contemplated by this Agreement and except as set forth in Section 3.5 of the Disclosure Schedule, from the date of the Reference Statement of Net Assets, (a) the Sellers conducted the Business in the ordinary course consistent with past practice, and (b) there has not occurred any change, event, or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

3.6            Absence of Litigation

Except as set forth in Section 3.6 of the Disclosure Schedule and other than litigation directly arising after the Offer Letter Date out of the public announcement of the transactions contemplated by this Agreement, there is no material Action pending or, to the Knowledge of TR, threatened against the Sellers (in respect of the Business, the Transferred Assets or the Assumed Liabilities).

3.7            Compliance with Laws

None of the Sellers nor Hugin AS is in violation in any material respect of any Law or Governmental Order applicable to the conduct of the Business by it or by which any Transferred Asset is bound or affected. This Section 3.7 does not relate to any matter that is the subject of a separate representation or warranty in any Transaction Agreement.

3.8            Governmental Licenses and Permits

The Sellers and Hugin AS hold all material licenses, permits, orders, approvals or authorizations issued by a Governmental Authority (collectively, Permits), Related to the Business or otherwise necessary for the conduct of the Business, and the Sellers have conducted and continue to conduct the Business pursuant to and in compliance in all material respects with the terms of all such material Permits. The Hugin Permits are held by Hugin AS and the Sellers have conducted and continue to conduct the Hugin portion of the Business pursuant to and in compliance in all material respects with the terms of the Hugin Permits.

3.9            Sufficiency of, and Title to, the Assets

(a)

Except for the Excluded Assets described in Sections 2.1(b)(i),  (ii),  (iii),  (iv),  (vii)(A) and (xiii), and except as set forth in Section 3.9 of the Disclosure Schedule, the Transferred Assets, the services and content to be provided to the Acquiror pursuant to the Transition Services Agreement and the Content and Platform Services Agreement, and the rights to be provided under the Patent License Agreement, the Content and Platform Services Agreement and the Multimedia Solutions Distribution Rights Agreement, will, taking into account all Third Party Rights, constitute all of the assets necessary to conduct the Business in all material respects as currently conducted by the Sellers. Except as conducted through the operations of the Business, none of the Sellers or any of their Affiliates is engaging in the Covered Business (as defined in the Non-Competition and Non-Solicitation Agreement). At all times since the date of the Reference Statement of Net Assets, the Sellers have caused the Transferred Assets to be

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maintained in all material respects in accordance with good business practices consistent with past practice, and all the Transferred Assets are suitable in all material respects for the purposes for which they are used.

(b)

In connection with the operation of the Business as currently conducted by the Sellers, the Sellers have, sole and exclusive, good, valid and marketable title, or the legal right or license to use, or a valid leasehold interest in, all the Transferred Assets free and clear of all Liens except for Permitted Liens. Following the consummation of the transactions contemplated by this Agreement, including the execution of the Bill of Sale and Assignment and Assumption Agreement and the Foreign Implementing Agreements, subject to Section 2.2, the Acquiror and its Affiliates will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or have the legal right or license to use, or otherwise acquire the interests of the Sellers in, the Transferred Assets, free and clear of all Liens except Permitted Liens, except for Liens created by or through the Acquiror or any of its Affiliates.

3.10            Real Property

(a)

Section 3.10(a)(i) of the Disclosure Schedule sets forth the address of each Assumed Leased Real Property, and a true and complete list of all Assumed Leases for each such Assumed Leased Real Property, and Section 3.10(a)(ii) of the Disclosure Schedule sets forth the leases (Subleased Leases) and the address of the properties listed in Exhibit 9 (each, a Subleased Real Property and together with the Assumed Leased Real Property, the Leased Real Property), and a true and complete list in all material respects of all Subleased Leases (except amendments, supplements, exhibits, schedules, extensions, and ancillary documents relating to any such lease or other agreement where the contents of such amendments, supplements, exhibits, schedules, extensions, and ancillary documents do not materially affect such lease or other agreement) for each such Subleased Real Property. Sellers have made available to the Acquiror copies of each such Assumed Lease and Subleased Lease (except, with respect to any such Subleased Lease, amendments, supplements, exhibits, schedules, extensions, and ancillary documents relating to any such lease or other agreement where the contents of such amendments, supplements, exhibits, schedules, extensions, and ancillary documents do not materially affect such lease or other agreement). Each Assumed Lease is legal, valid, binding, enforceable and in full force and effect, and each Subleased Lease is, legal, valid, binding, enforceable and in full force and effect, subject in each case to the proper authorization and execution by the other parties thereto and the effect of any applicable Laws relating to bankruptcy or similar Laws affecting creditor's rights generally. No Seller is in breach or default under such Assumed Lease or Subleased Lease, and to the Knowledge of TR, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a material breach or default.

(b)	Each of the Leased Real Property is in good condition and repair and has been maintained in the ordinary course of business consistent with past practice.

(c)

The relevant Seller has a good and valid leasehold interest in, and the right to quiet enjoyment of, the Leased Real Property and good and marketable title to all structures, improvements and fixtures located on any Leased Real Property that are owned by any Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Assumed Lease or Subleased Lease for such Leased Real Property (the Leasehold Improvements), free and clear of all Liens, except Permitted Liens. There is no sublease, license or other use or occupancy

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agreement in place with respect to any Leased Real Property except the Transition Services Agreement and the Subleases and as otherwise contemplated by this Agreement, and other than the right of the Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d)	The Transferred Assets do not include any Owned Real Property.

3.11            Intellectual Property

(a)

Except as set forth in Section 3.11(a) of the Disclosure Schedule, (i) since January 1, 2010, none of the Sellers has received any written claim or notice from any Person that the operation of the Business by any of the Sellers infringes upon any Intellectual Property of any third party, including any indemnity claims brought by Sellers' customers and (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of TR, threatened against the Sellers alleging that the Business infringes upon any Intellectual Property of any third party. To the Knowledge of TR, the operation of the Business by any of the Sellers as currently conducted by the Sellers, and as has been conducted since January 1, 2010 does not infringe upon the Intellectual Property of any Person.

(b)

Collectively, the Business Intellectual Property, the Business Software, the rights to be conveyed via the Assumed IP Licenses and the rights to be conveyed pursuant to the Patent License Agreement, the Content and Platform Services Agreement and the Multimedia Solutions Distribution Rights Agreement constitute all material Intellectual Property and Software owned by or licensed to the Sellers and in use by, or otherwise necessary to the operation of, the Business as currently conducted by the Sellers, other than the TR Name and the TR Marks.

(c)

Section 3.11(c) of the Disclosure Schedule sets forth a complete and accurate list of all registered Business Intellectual Property, including pending applications therefor, as of the Offer Letter Date. To the Knowledge of TR, each item of such registered Business Intellectual Property is valid and enforceable and is subsisting and has not lapsed or been cancelled and renewal fees due have been paid.

(d)	To the Knowledge of TR, no Person is engaging in any activity that infringes the Business Intellectual Property.

(e)

All software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Business by any of the Sellers (collectively, the Business IT Assets) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business as currently conducted by the Sellers. The Business IT Assets have not materially malfunctioned or failed within the past three years and, to the Knowledge of TR, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that are reasonably likely to (i) significantly disrupt or materially and adversely affect the functionality of any Business IT Assets or other software or systems, or (ii) enable or assist any person to access without authorization any Business IT Assets. Sellers have implemented reasonable backup, security, software for testing viruses, worms, trojan

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horses, bugs, faults or other devices, errors or other contaminants and disaster recovery technology consistent with industry practices, and, to the Knowledge of TR, no person has gained unauthorized access to any Business IT Assets.

(f)	Sellers have taken commercially reasonable measures to maintain the confidentiality of all confidential information used in the Business as currently conducted by the Sellers.

(g)

To the Knowledge of TR, none of the Business Software that is distributed to end users and customers of the Business with any commercial product of the Business, is incorporated into or subject to any requirement that it be licensed pursuant to an Open Source Software license, or that the source code for such Business Software be delivered, disclosed, licensed or otherwise made available to any third party, pursuant to an Open Source Software license.

3.12            Environmental Matters

(a)

Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:            (i) the Business is not in violation of applicable Environmental Laws and (ii) the Sellers have obtained all Environmental Permits that are required for the conduct of the Business as conducted, or as proposed to be conducted, by the Sellers, and are not in violation of any such Environmental Permits.

(b)

There are no material Actions pending or, to the Knowledge of TR, threatened against the Sellers that any of them may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law, in each case, in respect of the Business or the Transferred Assets.

(c)

Notwithstanding anything in this Agreement to the contrary, the only representations and warranties in this Agreement concerning environmental and health and safety matters are set forth in this Section 3.12.

3.13            Material Contracts

(a)

Section 3.13(a) of the Disclosure Schedule lists, as of the Offer Letter Date, all of the following Transferred Contracts (such Transferred Contracts, whether listed or required to be listed, the Material Contracts):

(i)	any Transferred Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, or limited liability company or other similar agreement or arrangement;

(ii)

any employee collective bargaining Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or any representatives elected for the purposes of any notification or consultation in connection with the matters contemplated by this Agreement;

(iii)

any Transferred Contract that limits or purports to limit the ability of any Seller to engage in any business with any Person or to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(iv)	any Transferred Contract that contains most favored nation or similar provisions in favor of any customer or other counterparty to any Seller;

(v)	any Transferred Contract that obligates any Seller to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(vi)	the material Assumed IP Licenses (except for commercial off-the-shelf software licenses, shrink-wrap or click-wrap license agreements);

(vii)

any Contract creating or granting a material Lien (other than Permitted Liens) on any Transferred Asset, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice; and

(viii)

any other Transferred Contract under which any Seller is either required to pay or entitled to receive an amount in excess of $250,000 in any one fiscal year or contemplates or involves consideration or payments in excess of $250,000 after the Offer Letter Date.

(b)

TR has delivered to the Acquiror true and complete copies (except amendments, supplements, exhibits, schedules, and ancillary documents relating to a particular Material Contract, where the contents of such amendment, supplement, exhibits, schedules and ancillary documents do not materially affect such Material Contract) of each written Material Contract, and a description of each oral Material Contract (if any). Each Material Contract is a legal, valid and binding obligation of one of the Sellers and, to the Knowledge of TR, each other party to such Material Contract, and is in full force and effect and enforceable against one of the Sellers and, to the Knowledge of TR, each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium or fraudulent conveyance, or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and none of the Sellers nor, to the Knowledge of TR, any other party to a Material Contract, is in material default or material breach of a Material Contract, and, to the Knowledge of TR, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

3.14            Employee Benefits Matters

(a)

Section 3.14(a) of the Disclosure Schedule sets forth a list, as of the Offer Letter Date, of all material U.S. Employee Plans and all material Non-U.S. Employee Plans (together, the Employee Plans). Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Sellers have made available to the Acquiror prior to the Offer Letter Date a true and complete copy of each material U.S. Employee Plan and each material Non-U.S. Employee Plan, including a copy of (if applicable) (i) each summary plan description and summary of material modifications, and (ii) the most recently received IRS determination letter.

(b)	None of the U.S. Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA).

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(c)

Each U.S. Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of TR, no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(d)

The consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not entitle any Employee to severance pay or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation, due to any Employee, or limit or restrict the right of the Sellers or, after the consummation of the transactions contemplated hereby, the Acquiror or any Acquiror Designee, to merge, amend or terminate any of the Employee Plans. None of the U.S. Employee Plans in effect immediately prior to the Closing will result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment to any U.S. Transferred Employee of any "excess parachute payment" within the meaning of Section 280G of the Code, which will cause the loss of any Tax deduction for which the Acquiror is otherwise eligible.

(e)

The terms of each Employee Plan comply in all material respects with applicable Laws, and each such Employee Plan has been operated in all material respects in accordance with applicable Laws and the terms of the Employee Plan.

(f)

None of the Sellers has any obligation to gross-up, indemnify or otherwise reimburse any Person for any income, excise or other Tax incurred by such Person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of Taxes with respect to which the Acquiror will have any liability.

(g)	With respect to each material Non-U.S. Employee Plan and, to the Knowledge of TR, with respect to each non-material Non-U.S. Employee Plan;

(i)

all material employer and employee contributions to each Non-U.S. Employee Plan required by Law or by the terms of such Non-U.S. Employee Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund or other statutory schemes) have been made, or, if applicable, accrued, in accordance with normal accounting practices, in each case in a timely manner;

(ii)	there are no material unfunded liabilities under any Non-U.S. Employee Plan that are not otherwise accrued in accordance with normal accounting practices;

(iii)

except as required by applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Non-U.S. Employee Plan that would materially increase the expense of maintaining such Non-U.S. Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the Offer Letter Date; and

(iv)	each Non-U.S. Employee Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities.

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3.15            Employment and Labor Matters

(a)

No U.S. Employees are covered by a collective bargaining or other similar labor agreement. With respect to any Employee, and other than as set forth in Section 3.15(a) of the Disclosure Schedule, (i) there is no material labor strike, dispute, slowdown, lockout or stoppage pending or, to the Knowledge of TR, threatened against any Seller, and there has been no labor strike, dispute, slowdown, lockout or stoppage since January 1, 2010; (ii) there is no material unfair labor practice charge or complaint against any Seller pending or, to the Knowledge of TR, threatened before the National Labor Relations Board or other Governmental Authority; (iii) there is no pending or, to the Knowledge of TR, threatened material claim or material charge against any Seller before the U.S. Equal Employment Opportunity Commission, or any other Governmental Authority under any Law relating to discrimination with respect to employees or employment practices or with respect to breaches of any such statute, regulation or ordinance (iv) there has been no material grievance since January 1, 2010 or material arbitration since January 1, 2010 arising out of any collective bargaining agreement or other grievance procedure and (v) to the Knowledge of TR, none of the Sellers or any of their Affiliates has misclassified any U.S. Employee as an independent contractor, temporary employee, or leased employee (each, a Contingent Worker) and no Contingent Worker has been improperly excluded from any Employee Plan. Each of the Sellers and their respective Affiliates have in all material respects paid in full or adequately accrued for, all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees and no material claim with respect to payment of wages, salary or overtime pay has been asserted, or is now pending or, to the Knowledge of TR, threatened before any Governmental Authority, with respect to current or former employees of the Business.

(b)

With respect to all Employees, each Seller is in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

(c)

Section 3.15(c) of the Disclosure Schedule lists those individuals who, as of December 4, 2012, are engaged in the Business in the United States as interns or in temporary work assignments (each, a Temporary Worker).

(d)

Section 3.15(d) of the Disclosure Schedule lists the applicable collective bargaining or other similar labor agreements and works council and locations with respect to the Non-U.S. Employees. Sellers have complied in all material respects in undertaking any required consent of, consultation with or the rendering of formal advice by, any labor or trade union, works council or any other employee representative body.

(e)

Except as set forth in Section 3.15(e) of the Disclosure Schedule, there is not in existence any written or unwritten contract of employment between any Seller and an employee of the Business that cannot be terminated by 12 months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

3.16            Taxes

(a)	All material Tax Returns required to be filed with any Governmental Authority with respect to the Transferred Assets or the Business have been timely filed, the Sellers have timely paid all

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Taxes shown as due and payable on such Tax Returns (insofar as they relate to the Transferred Assets or the Business), and all such Tax Returns (insofar as they relate to the Transferred Assets or the Business) are correct and complete in all material respects.

(b)

No material claims are being asserted in writing or, to the Knowledge of TR, threatened, and no investigations, non-routine audits, proceedings or other actions are currently pending with respect to any non-income Taxes with respect to the Transferred Assets or the Business. No material claim has been made in writing within the last six years by a Governmental Authority in a jurisdiction where a Seller does not file Tax Returns that such Seller (with respect to or in relation to any Transferred Asset or the Business) is or may be subject to taxation by that jurisdiction.

(c)

Each Seller (with respect to or in relation to any Transferred Asset or the Business) has deducted, withheld and paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid. No Tax liens (other than Permitted Liens) with respect to the Transferred Assets have been filed. The Transferred Assets held by non-U.S. Sellers do not constitute U.S. real property interests within the meaning of Section 897 of the Code.

(d)	No Seller has entered into an agreement with a Governmental Authority that will affect Taxes with respect to or in relation to any Transferred Asset or the Business after the Closing Date.

(e)

All documents required to be stamped pursuant to any applicable non-U.S. Law (other than those which have ceased to have any legal effect) to which a Seller is a party and which relate to the Transferred Assets in the enforcement of which the Acquiror or any Affiliate may be interested have been duly stamped or adjudicated as not subject to stamp duty (as the case may be).

(f)

None of the Transferred Assets is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995 of the United Kingdom (or any similar provision of state, local or foreign law).

(g)	The only representations and warranties in this Agreement concerning Tax matters are set forth in Section 3.14 and this Section 3.16.

3.17            Certain Business Practices

None of TR or its Affiliates in their conduct of the Business, or to the Knowledge of TR, any of their respective directors, officers, agents or employees engaged in the Business has, in respect of the Business, made any unlawful payment to foreign or domestic government officials or employees or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to any Seller or the Business.

3.18            Brokers

Except for fees and expenses of J.P. Morgan Securities LLC (the TR Banker), in connection with their rendering of investment banking advice to TR and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from TR or any of its Affiliates in

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connection with the sale of the Business based upon arrangements made by or on behalf of TR or any of its Affiliates. TR is solely responsible for the investment advisory fees and expenses of the TR Banker.

3.19            Hugin AS

(a)

Hugin AS is a limited liability company validly existing under the laws of Norway, with company registration number 974 986 140 and having its registered address at Karl Johans gate 37 B, 0162 Oslo, Norway. Other than the Hugin Stock, there are no outstanding or authorized options, warrants, convertible or exchangeable securities, rights, agreements or commitments of any kind to which TR or any of its Affiliates is a party or which are binding upon Hugin AS or any of its Affiliates providing for the issuance, sale, exchange, disposition or redemption or other acquisition of any shares of capital stock of Hugin AS. Upon the transfer of the Hugin Stock to the Acquiror or one of its Affiliates pursuant to this Agreement, the Acquiror or such Affiliate will hold valid title to the Hugin Stock free and clear of any Liens except for Permitted Liens or Liens created by or through the Acquiror or its Affiliates.

(b)

Hugin AS does not have any Subsidiaries or have any direct or indirect equity participation in, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate.

(c)	Hugin AS does not have any employees and, since January 1, 2013, Hugin AS has not conducted any operations other than the Business.

3.20            No Other Representations or Warranties

Except for the representations and warranties contained in this Article 3 (as modified by the Disclosure Schedule), neither TR nor any other Person makes any other express or implied representation or warranty with respect to TR, the other Sellers, the Business, the Transferred Assets, the Assumed Liabilities, the Employees or the transactions contemplated by this Agreement, and TR disclaims any other representations or warranties, whether made by TR, any other Seller or any of their respective officers, directors, employees, agents or other Representatives.            Except for the representations and warranties contained in this Article 3 (as modified by the Disclosure Schedule), TR (a) expressly disclaims any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Transferred Assets (including any implied or expressed warranty of merchantability, satisfactory quality, or fitness for a particular purpose) or the Business and (b) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Acquiror or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Acquiror by any director, officer, employee, agent, consultant, or other Representative of any Seller). Without limiting the generality of the foregoing, no Seller makes any representations or warranties to the Acquiror regarding the probable success or profitability of the Business.

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4.            REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to TR that:

4.1            Incorporation and Authority of the Acquiror

The Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or other power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been (or will be prior to Closing) duly authorized by all requisite corporate action on the part of the Acquiror. This Agreement has been, and upon execution and delivery the other Ancillary Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Sellers, as applicable) this Agreement constitutes, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or similar Laws relating to or affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2            Qualification of the Acquiror

The Acquiror has the corporate or other appropriate power and authority to operate its business as now conducted. The Acquiror is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

4.3            No Conflict

Provided that all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained or taken, except as otherwise provided in this Article 4 and except as may result from any facts or circumstances relating to the Sellers, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not

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materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

4.4            Consents and Approvals

The execution and delivery by the Acquiror of the Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval or authorization, or any filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition Laws, (b) where the failure to obtain such consent, approval or authorization or to make such filing or notification, would not prevent or materially delay the Acquiror from consummating the transactions contemplated by, or performing any of its material obligations under the Transaction Agreements, or (c) as may be necessary as a result of any facts or circumstances relating to the Sellers or their Affiliates.

4.5            Absence of Restraint

To the best knowledge of the Acquiror, subject to the receipt of, and except for matters related to the ability to obtain, the consents, approvals and authorizations described in Section 4.4, there exist no facts or circumstances that would reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

4.6            Financial Ability

On the Offer Letter Date, the Acquiror had, and on the Closing Date the Acquiror will have, funds on hand or access to credit facilities sufficient to pay the Purchase Price and otherwise to consummate the transactions contemplated hereby.

4.7            Brokers

Except for Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc. (the Acquiror's Bankers), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. The Acquiror is solely responsible for the fees and expenses of the Acquiror's Bankers.

4.8            No Other Representations or Warranties

Except for the representations and warranties contained in this Article 4, and other than any representations or warranties contained in any Ancillary Agreement, neither the Acquiror nor any other Person makes any other express or implied representation or warranty with respect to the Acquiror, its Affiliates or the transactions contemplated by this Agreement, and the Acquiror disclaims any other representations or warranties, whether made by the Acquiror, any of its Affiliates or any of their respective officers, directors, employees, agents or other Representatives.

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5.            ADDITIONAL AGREEMENTS

5.1            Conduct of Business Prior to the Closing

Except as required by applicable Law or as otherwise expressly contemplated by or necessary to effectuate the Transaction Agreements, and except for matters identified in Schedule 5.1, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in writing (including by email from any of the individuals set forth in Schedule 5.1) and in advance (which consent shall not be unreasonably withheld or delayed), TR will, and will cause the other Sellers to (a) conduct the Business in all material respects in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact in all material respects the Transferred Assets and the business organization of the Business, (c) use commercially reasonable efforts to preserve the goodwill and relationships with Employees, customers, suppliers, licensees and licensors and others having business dealings with the Business, and (d) with respect solely to the Business, the Transferred Assets and the Assumed Liabilities, not do any of the following:

(i)	grant any Lien (other than a Permitted Lien) on any Transferred Asset (whether tangible or intangible);

(ii)

sell, transfer, lease, sublease or otherwise dispose of any Transferred Assets having a value in excess of $50,000 individually or $250,000 in the aggregate other than to the extent reasonably necessary to provide a service in the ordinary course of business consistent with past practice;

(iii)

transfer or permit to be transferred any Employee, or offer any Employee the opportunity to transfer, to another business unit of any Seller or any of their Affiliates or terminate the employment of any Employee other than for cause;

(iv)

settle or compromise any material claims of any of the Sellers (to the extent comprising an Assumed Liability), other than settlements of any claims by or against any Seller solely for money damages and would not have any adverse impact on the conduct of the Business by the Acquiror after the Closing;

(v)	fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(vi)

cancel or terminate other than in the ordinary course of business consistent with past practice any Transferred Contract or agreement other than immaterial agreements which if entered into prior to the Offer Letter Date would be a Transferred Contract;

(vii)

enter into any non-compete or exclusivity agreements or any agreements containing provisions that would limit the rights of any Seller or the Acquiror to conduct the operations of the Business as conducted on the Offer Letter Date in any geographic area or line of business;

(viii)

in any material respect (A) grant any increase, or announce or promise any increase, in the wages, salaries, bonuses, or incentives payable to any Employee, (B) establish or increase or promise to increase any benefits under any Employee Plan, or (C) grant any rights to retention, severance or termination pay to, or enter into any new (or amend any existing) employment, retention, severance or other agreement or arrangement, except,

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in any case, (1) as required by Law or any contract, (2) general increases in wages, salaries, bonuses and incentives that are applicable to the covered employees of the Business and the Sellers generally and that are in the ordinary course consistent with the past practice of the Business (including, for the avoidance of doubt, any year-end merit increase in accordance with TR's "Annual Performance Merit Review"), (3) changes to benefits that are applicable to the covered employees of the Business and the Sellers generally and that are in the ordinary course consistent with past practice or (4) short- term sales incentive campaigns consistent with past practice of the Business;

(ix)

make any change in any method of accounting or accounting practice or policy or internal control procedures used by the Sellers (as it relates to the Business) in the preparation of its financial statements, other than such changes as are required by IFRS or applicable Law or otherwise applying generally to TR;

(x)

fail to make any filings or renewals, or to pay any filing fees, necessary to maintain or protect any registered Business Intellectual Property or any Intellectual Property that is subject to the Patent License Agreement;

(xi)

except where such action would not have an adverse Tax consequence on Acquiror or its Affiliates or as required by applicable Tax Law, (i) change or revoke any Tax election, or change or adopt any Tax accounting method, (ii) settle or otherwise compromise any claim relating to Taxes, (iii) enter into any closing agreement or similar agreement relating to Taxes or (iv) amend any Tax Return or file a claim for a refund of Taxes; or

(xii)	enter into any legally binding commitment or otherwise agree to take any of the actions specified in this Section 5.1(d).

5.2            Access to Information

(a)

From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, or (ii) preserve any applicable legal privilege (including the attorney-client privilege), TR shall, and shall cause each of the other Sellers to, (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the properties, books and records of the Business and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Business as the Acquiror may from time to time reasonably request for purposes of preparing to operate the Business following the Closing; provided,  however, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of TR, the Sellers, or any of their Affiliates; and provided,  further, that the auditors and accountants of TR, the other Sellers, or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors' and accountants' normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If reasonably requested by TR, the Acquiror shall enter into a customary joint defense agreement with TR and the other Sellers with respect to any information to be provided to the Acquiror pursuant to this Section 5.2(a). TR shall not be required to provide access to personnel (other than personnel supervising the Acquiror's review), and to the extent prohibited by Law, personnel records, or any records

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containing medical information relating to any employees of TR or any of its Affiliates. Notwithstanding the foregoing, the Acquiror shall not (A) conduct, without the prior written consent of TR (not to be unreasonably withheld or delayed), any environmental or health or safety assessment or investigation, including any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else, at or in connection with any property or operations associated or affiliated in any way with the Business, Transferred Assets or TR or (B) contact, without the prior written consent of TR, sales representatives, suppliers, customers, competitors or others involved with the Business. Notwithstanding the foregoing, TR shall not be required to disclose any information if such disclosure would be reasonably likely to contravene any binding agreement; provided, that TR shall, and shall cause the other Sellers to, use commercially reasonable efforts to put in place an arrangement to permit such disclosure without violating such agreement.

(b)

In addition to the provisions of Section 5.3, for five years after the Closing Date (or if a longer period is required by applicable Law, such longer period), in connection with the preparation of financial statements, U.S. Securities and Exchange Commission reporting obligations, or fulfilling any other legal obligations or to effectuate the transactions contemplated hereby upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, or (ii) preserve any applicable legal privilege (including the attorney-client privilege), the Acquiror shall, and shall cause each of its Affiliates and Representatives to (A) afford the Representatives of TR and its Affiliates reasonable access, during normal business hours, to the properties, books and records of the Acquiror and its Affiliates in respect of the Business and the Transferred Assets prior to the Closing Date, (B) furnish to the Representatives of TR and its Affiliates such additional financial and other information regarding the Business and the Transferred Assets that is necessary to TR in its preparation of financial statements, or fulfilling U.S. Securities and Exchange Commission reporting obligations, or any other obligations or to effectuate the transactions contemplated hereby and (C) make reasonably available subject to the reimbursement by TR of the out of pocket expenses of the Acquiror and its Affiliates to the Representatives of TR and its Affiliates those employees of the Acquiror and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist TR in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided,  however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided,  further, that the auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors' and accountants' normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by the Acquiror, TR shall enter into a customary joint defense agreement with the Acquiror and its Affiliates with respect to any information to be provided to TR pursuant to this Section 5.2(b). The Acquiror shall not be required to provide access to personnel (other than personnel supervising TR's review), and to the extent prohibited by Law, personnel records, or any records containing medical information relating to any employees of the Acquiror or any of its Affiliates. Notwithstanding the foregoing, the Acquiror shall not be required to disclose any information if such disclosure would be reasonably likely to contravene any binding agreement; provided, that the Acquiror shall use commercially reasonable efforts to put in place an arrangement to permit such disclosure without violating such agreement.

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(c)

Notwithstanding anything in this Agreement to the contrary, TR shall not be required, prior to the satisfaction of the condition set forth in Section 8.2(b), to disclose, or cause or seek to cause the disclosure of, to the Acquiror or its Affiliates or Representatives (or provide access to any properties, books or records of TR or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or product development plans, nor shall TR be required to permit or cause or seek to cause others to permit the Acquiror or its Affiliates or Representatives to have access to or to copy or remove from the properties of TR or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information; provided, that, in the event that the Acquiror reasonably requests access to, or the opportunity to copy, any such information, TR shall consider such request in good faith and provide access to, or the opportunity to copy, such information as TR shall determine in its sole discretion (subject to applicable Law).

5.3            Preservation of Books and Records

The Sellers and their Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Closing Date. The Acquiror agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of the Acquiror or its Affiliates for the longer of (a) any applicable statute of limitations and (b) a period of six years from the Closing Date. During such six-year or longer period, the Acquiror shall, or shall cause an Acquiror Designee to, provide the Representatives of TR, upon reasonable notice and for any reasonable business purpose, reasonable access during normal business hours to examine, inspect and copy (at TR's expense) such books and records. During such six-year or longer period, the Acquiror shall provide, or cause to be provided to, TR or its Affiliates, such original books and records of the Business as TR or its Affiliates shall reasonably request in connection with any Action to which TR or any of its Affiliates are parties or in connection with the requirements of any Law applicable to TR or any of its Affiliates. TR or its Affiliates, as applicable, shall return such original books and records to the Acquiror or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six-year or longer period, before the Acquiror or any Affiliate shall dispose of any of such books and records, the Acquiror shall give at least 30 days' prior written notice of such intention to dispose to TR, and TR or any of its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect. If so requested by the Acquiror, each Seller or its Affiliate shall enter into a customary joint defense agreement with the Acquiror or such Affiliate with respect to any information to be provided to such Seller or its Affiliate pursuant to this Section 5.3.

5.4            Confidentiality

The terms of the nondisclosure agreement dated August 3, 2012 (the Confidentiality Agreement) between the Acquiror and TR are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided,  however, that the Acquiror's confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business. If, for any reason, the sale of the Transferred Assets is not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

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5.5            Regulatory and Other Authorizations; Consents

(a)

The Acquiror shall use its reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) take all such actions as may be requested by any such regulatory body or official to obtain such authorizations, consents, orders and approvals and (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the reasonable requests of the other party in seeking promptly to obtain all such authorizations, consents, orders and approvals.

(b)

TR and the Acquiror each agrees to make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the Offer Letter Date, request early termination of the applicable waiting period under the HSR Act and to supply or file as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make promptly any filing that may be required with respect to the transactions contemplated by this Agreement under any other antitrust or competition Law or by any other antitrust or competition Governmental Authority and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such filings. The Acquiror shall not agree to any voluntary extension or delay of any statutory waiting period or withdraw its Notification and Report Form pursuant to the HSR Act unless the Acquiror first consults and reasonably considers the views of TR. The Acquiror shall have responsibility for all filing fees associated with the HSR Act filings and any other similar filings required in any other jurisdictions. In the event that the parties receive a request for additional information or documentary material in response to the HSR Act filing or any filing required by any other antitrust or competition Law or by any other antitrust or competition authority (a Second Request), the parties shall use their respective reasonable best efforts to respond to such Second Request as promptly as possible and the Acquiror shall consult and reasonably consider the views of TR during the entire Second Request review process.

(c)

Each party to this Agreement shall, subject to applicable Law and except as prohibited by any applicable Representative of any applicable Governmental Authority, promptly notify the other parties of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and any antitrust or competition Law, including the HSR Act, permit the other parties to review in advance any communication proposed to be made by such party to any such Governmental Authority and shall provide the other parties with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.2(b). No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 5.2(b), the parties to this Agreement will coordinate and cooperate with each other in

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exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or other antitrust or competition Laws.

(d)

Without limitation of the covenants set forth in Sections 5.5(a),  5.5(b) and 5.5(c), each party shall use its reasonable best efforts to obtain the expiration or early termination under the HSR Act or any clearance required under other antitrust or competition Law or by any other antitrust or competition authority (Antitrust Clearance) for the consummation of the transactions contemplated by the Transaction Agreements.

(e)

Notwithstanding anything to the contrary in this Agreement, the obligation of the Acquiror to use "reasonable best efforts" pursuant to Sections 5.5(a) through (d) shall not require the Acquiror or any of its Affiliates (i) to defend through litigation any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable; or (ii) to make any proposal, negotiation, commitment to or effectuation of a consent decree providing for the licensing or divestiture of any assets of, or the termination or material modification of any Contracts of, either the Acquiror or its Affiliates or TR or its Affiliates (with respect to the Business) or agree to any modification of any Transaction Agreement or otherwise affecting the conduct of the Business after consummation of the transactions contemplated by the Transaction Agreements.

(f)

Each party to this Agreement agrees to cooperate from the date hereof in obtaining any other third party consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided,  however, that (i) TR shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval and (ii) the obligations of the parties to consummate the transactions contemplated by this Agreement are not conditioned upon the consents and approvals referred to in this Section 5.5(f).

(g)

TR shall, and shall cause the other Sellers to, use commercially reasonable efforts at the expense of the Acquiror to assist the Acquiror and its Affiliates with (i) obtaining the appropriate Permits and other regulatory approvals required for the Business, whether local or foreign, (ii) establishing the entities to receive the Deferred Assets and the Deferred Liabilities. Notwithstanding the foregoing, in no event shall the assistance obtaining such Permits and regulatory approvals provided hereunder be deemed to constitute, or be relied upon by the Acquiror or any of its Affiliates as constituting, the rendering of legal advice or legal services.

5.6            Termination of Rights to the TR Name and TR Marks

(a)

For a period of 180 days following the Closing Date, TR hereby grants to the Acquiror, and the Acquiror hereby accepts a limited, irrevocable, non-exclusive license to use the TR Name and TR Marks, solely in connection with the Business and solely on those materials and signage that contain the TR Name and TR Marks at the Closing (and only to the extent so marked). On or prior to the date that is 180 days following the Closing Date, the Acquiror and its Affiliates (i) shall cease and discontinue all uses of the TR Name and TR Marks and (ii) complete the removal of the TR Name and TR Marks from all signage on the websites and at the offices of the Business. Existing supplies of stationery, pre-printed promotional materials and business

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cards that contain the TR Name and TR Marks may be used for up to 180 days after Closing to permit the Acquiror to distribute new material without the TR Name and TR Marks. The Acquiror and its Affiliates shall not affix any of the TR Name and TR Marks to any written materials or products not bearing such marks on the Closing Date. The Acquiror shall take commercially reasonable efforts to ensure that other third party users of any of the TR Name and TR Marks, whose rights terminate on or after the Closing pursuant to this Section 5.6, shall cease the use of the TR Name and TR Marks. The Acquiror agrees to display the TR Name and Marks in exactly the same format in which they are displayed at Closing together with such other words as TR may specify, consistent with prudent trademark protection practices, and, to the extent necessary for reasonable trademark protection, to display the following legend on all promotional materials where the TR Name and Marks are used: "_______" is a registered trademark used under license," or such other similar language as may be required by TR. Upon termination of the limited license in this Section 5.6, the Acquiror shall and shall ensure its Affiliates shall cease all use of the TR Name and Marks. TR may terminate the rights provided pursuant to this Section 5.6(a) by giving the Acquiror written notice of termination if the Acquiror fails to comply with the provisions set forth in this Section 5.6(a) and fails to cure such non-compliance within twenty (20) days of notice of such non-compliance.

(b)

TR hereby grants to the Acquiror, and the Acquiror hereby accepts a limited, irrevocable, non- exclusive license to use the TR Name and TR Marks, solely in connection with the Business Software to the extent and only to the extent that the TR Name and TR Marks are already embedded in the Business Software as of the Closing; provided,  however, that (i) with regard to any material update, enhancement or modification of the current version of the Business Software, this license shall not apply to the extent the TR Name and TR Marks would be visible to users in the course of their use of the portion of the Business Software to the extent it was materially updated, enhanced or modified; (ii) this license shall not apply to any future release of a new version of the Business Software; and (iii) this license shall expire in all respects 180 days after the Closing Date (other than with respect to references to the TR Name and TR Marks that are visible to users in the course of their use of the Business Software, which portion of this license shall expire 60 days after the Closing Date).

(c)

The Acquiror shall ensure that the goods and the services used with or supplied by the Acquiror under or by reference to any of the TR Name and the TR Marks in the operation of the Business after the Closing are of at least the same quality as the corresponding goods and the services provided by the Business prior to the Closing. Any and all goodwill generated by the use of the TR Name and TR Marks under this Section 5.6 shall inure solely to the benefit of Sellers. In any event, the Acquiror shall not and shall cause the Business not to, use the TR Name and TR Marks in any manner that may damage or tarnish the reputation of the Sellers or the goodwill associated with the TR Name and TR Marks.

(d)

The Acquiror, for itself and its Affiliates, agrees that from and after the Closing Date the Acquiror and its Affiliates (i) except as expressly permitted pursuant to Section 5.6(a) and (b) above, will not expressly, or by implication, do business as or represent themselves as TR or its Affiliates, (ii) with respect to products sold or disposed of by them after the Closing Date, will inform in writing to the transferees of such products that such products are those of the Acquiror and its Affiliates and not those of TR and its Affiliates and (iii) no later than 60 days following the Closing, shall approach the counterparties to the Contracts set forth in Schedule 5.6(d)(iii) under which a Seller licenses any of the TR Name or TR Marks, and shall negotiate for the

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replacement of such license of the TR Name or TR Marks with a license of the names or marks of the Acquiror or any of its Affiliates within 180 days after the Closing Date.

(e)

The Acquiror, for itself and its Affiliates, acknowledges and agrees that neither the Acquiror nor any of its Affiliates shall have any rights in any of the TR Name and TR Marks and neither the Acquiror nor any of its Affiliates shall contest the ownership or validity of any rights of TR or any of its Affiliates in or to any of the TR Name and TR Marks.

(f)

The Acquiror, for itself and its Affiliates, agrees that the Sellers shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Business of any TR Name and TR Marks after the Closing. In addition to any and all other available remedies, the Acquiror shall indemnify and hold harmless TR, each other Seller, and their respective officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the TR Name and TR Marks by the Acquiror, other than such claims that the TR Name and TR Marks infringe the Intellectual Property rights of any third party or in violation of or outside the scope permitted by this Section 5.6.

5.7            Patent License Agreement

At the Closing, TR and the Acquiror shall, or shall cause their respective Affiliates to, enter into a license agreement in the form set forth in Exhibit 5 (the Patent License Agreement).

5.8            Content and Platform Services Agreement

At the Closing, TRM and the Acquiror shall enter into a content and platform services agreement substantially in the form set forth in Exhibit 6 (the Content and Platform Services Agreement).

5.9            Transition Services Agreement

At the Closing, TRM and the Acquiror shall, or shall cause their respective Affiliates to, enter into a transition services agreement in customary form to be negotiated in good faith by the parties and containing substantially the terms and conditions in the form set forth in Exhibit 7 and such other terms and conditions as shall be agreed to by the parties prior to the Closing (the Transition Services Agreement).

5.10            Multimedia Solutions Distribution Rights Agreement

At the Closing, TRM and the Acquiror shall, or shall cause their respective Affiliates to, enter into a multimedia solutions distribution rights agreement to be negotiated in good faith by the parties, including with respect to the terms and conditions set forth in the term sheets set forth in Exhibit 8 and such other terms and conditions as shall be agreed to by the parties prior to the Closing (the Multimedia Solutions Distribution Rights Agreement).

5.11            Subleases

At the Closing, TR shall, or shall cause another Seller to, and the Acquiror shall or shall cause an Acquiror Designee to, enter into separate subleases with respect to each of the locations as described in Exhibit 9, each in customary form to be negotiated in good faith by the parties and containing the terms and conditions set forth in the term sheet set forth in Exhibit 9 and such other terms and conditions as shall be agreed to by the parties prior to the Closing (together, the Subleases).

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5.12            Non-Competition and Non-Solicitation Agreement

At the Closing, TRM shall, and the Acquiror shall cause Acquiror Parent to, enter into a non- competition and non-solicitation agreement in the form set forth in Exhibit 10 (the Non-Competition and Non-Solicitation Agreement).

5.13            Intellectual Property Assignment Agreement

At the Closing, TR shall, or shall cause another Seller to, and the Acquiror shall, or shall cause an Acquiror Designee to, enter into an Intellectual Property assignment agreement in customary form to be negotiated in good faith by the parties and containing such terms and conditions as shall be agreed to by the parties prior to the Closing (the Intellectual Property Assignment Agreement).

5.14            Further Action

(a)

Subject to, and not in limitation of, Section 5.5, each of TR and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (c) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the Outside Date.

(b)

TR shall, and shall cause the other Sellers to, and the Acquiror shall, and shall cause the other Acquiror Designees to, execute, as applicable, such deeds, instruments of transfer, assignment, and conveyance, powers of attorney and other certificates, forms, and instruments as are reasonably sufficient and effective to convey, transfer and assign to the Acquiror or the Acquiror Designees, as applicable, all right, title and interest in and to the Transferred Assets and the Assumed Liabilities in the relevant non-U.S. jurisdictions (the Foreign Implementing Agreements), all such items to be duly executed, delivered, notarized and apostilled as necessary. Any Foreign Implementing Agreement shall not expand or limit the rights and obligations of the Sellers or the Acquiror beyond those provided for in this Agreement, and the Foreign Implementing Agreements shall not provide for any additional rights or obligations of TR or the Acquiror that are not provided for in this Agreement. The parties shall cooperate in the preparation of any such Foreign Implementing Agreements. In the event of any conflict between the terms of any such Foreign Implementing Agreements and this Agreement, the terms of this Agreement shall control. TR shall not, and shall cause the other Sellers not to, and the Acquiror shall not, and shall cause the other Acquiror Designees not to, bring any claim or exercise any right or benefit arising under such Foreign Implementing Agreements or resulting therefrom.  Notwithstanding the foregoing, (i) TR shall indemnify and hold harmless the Acquiror and the Acquiror Designees and (ii) the Acquiror shall indemnify and hold harmless TR and the other Sellers, in each case, from and against any and all such claims or such exercises of rights or benefits under such Foreign Implementing Agreement.

(c)

If, after the Closing Date, TR or its Affiliates receive any funds that are the property of the Acquiror or its Affiliates, TR shall, or shall cause one of its Affiliates to, remit any such funds promptly to the Acquiror or such Affiliate. If, after the Closing Date, the Acquiror or its

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Affiliates receive any funds that are the property of TR or its Affiliates, the Acquiror shall, or shall cause one of its Affiliates to, remit any such funds promptly to TR or such Affiliate.

(d)

If, after the Closing Date, TR or the Acquiror identifies any Transferred Asset that was not previously assigned or otherwise transferred by TR or another Seller to the Acquiror or an Acquiror Designee, then TR shall, or shall arrange for another Seller to, as applicable, promptly assign and transfer the applicable Transferred Asset to the Acquiror or such Acquiror Designee for no additional consideration, subject to the terms and conditions of this Agreement.

(e)

If, after the Closing Date, TR or the Acquiror identifies any Excluded Asset that was transferred to the Acquiror or an Acquiror Designee on or after the Closing Date, the Acquiror shall (or shall cause such Acquiror Designee holding such Excluded Asset to), promptly assign and transfer such Excluded Asset to TR or another Seller, as designated by TR, for no consideration.

5.15            Updates

(a)

TR shall, as promptly as reasonably practicable, inform the Acquiror upon TR or any other Seller obtaining knowledge of the occurrence, or failure to occur, of any event that, to the Knowledge of TR, would be reasonably likely to give rise to any representation or warranty of TR contained in Article 3 to cease to be true and correct in any material respect or cause any of the conditions set forth in Article 8 not to be satisfied.

(b)

The parties shall negotiate in good faith as promptly as practicable after the Offer Letter Date mutually agreeable language describing the concepts currently attached as Annex B to the Non- Competition and Non-Solicitation Agreement.

5.16            Information Security

TR shall, and shall cause its Affiliates to, comply with the Information Security Procedures.

5.17            Non-Assertion

With respect to any Software (including any underlying know-how or trade secret) created by an Employee during the two years following the Closing (New Software), there will (a) be a presumption (as between TR and its Affiliates and the Acquiror and its Affiliates) that such Employee has not copied any Software owned by TR or any of its Affiliates on or prior to the Closing Date (other than Business Software), but instead the presumption shall be that such Employee has used only their own personal generalized know-how in the creation of such New Software; and (b) TR shall not and shall ensure that its Affiliates shall not assert any claim that any such Employee unconsciously copied any Software owned by TR or any of its Affiliates (other than Business Software) in the creation of any such New Software.

5.18            Investigation

THE ACQUIROR ACKNOWLEDGES AND AGREES THAT IT (A) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE TRANSFERRED ASSETS, THE BUSINESS, AND THE ASSUMED LIABILITIES, AND (B) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO

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BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. THE ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT (I)            THE ONLY REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY    TR    ARE    THE REPRESENTATIONS, WARRANTIES AND COVENANTS MADE IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE ACQUIROR HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF TR OR BY ANY AFFILIATE OR REPRESENTATIVE OF TR, INCLUDING ANY INFORMATION PROVIDED BY TR BANKER OR MANAGEMENT PRESENTATIONS, AND THAT THE ACQUIROR WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, AND (II) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE ACQUIROR SHALL ACQUIRE THE TRANSFERRED ASSETS, THE BUSINESS AND THE ASSUMED LIABILITIES WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR CONFORMANCE TO MODELS OR SAMPLES OF MATERIALS, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS.

6.            EMPLOYEE MATTERS

6.1            Employee Matters

(a)

As soon as reasonably practicable but no later than 10 days following the execution of this Agreement, and subject to applicable data privacy rules and other applicable Law, TR shall, or shall cause the other Sellers to, provide to the Acquiror a preliminary version of Appendix I to this Agreement setting out a list of Employees employed by the Business, current as of the date of this Agreement, with their job title, date of hire, job grade, employment status (full time, part- time, temporary, leave of absence, disability leave or seasonal) and primary work location and separately identifying each individual employed primarily in (or, in the case of any expatriate Employee, whose home country is) the United States. TR shall, and shall cause the other Sellers to, promptly update Appendix I to this Agreement, but no later than 10 days prior to the anticipated Closing Date, to reflect changes current as of a date that is no earlier than the date that is 17 days prior to the anticipated Closing Date, on account of (a) new hires added in the ordinary course of business prior to the Closing Date for open positions; (b) attrition among the Employees; (c) non-material changes intended to correct good faith errors or omissions by the Sellers in determining which Employees are primarily dedicated to the Business; (d) an Employee rejecting a transfer or offer of employment, where permitted; and (e) other changes mutually agreed by the parties hereto. TR shall, and shall cause the other Sellers to, promptly update Section 3.15(c) of the Disclosure Schedule, but no later than 10 days prior to the anticipated Closing Date, to reflect changes to the disclosure required pursuant to Section 3.15(c) of this Agreement, which update shall be current as of a date that is no earlier than the date that is 17 days prior to the anticipated Closing Date. The Sellers shall provide to the Acquiror a final version of Appendix I and Section 3.15(c) of the Disclosure Schedule to this Agreement no later than 30 days following the Closing Date, setting forth all of the Transferred Employees and the Temporary Workers, respectively, in each case as of the Closing Date.

(b)

No later than 15 days prior to the anticipated Closing Date, the Acquiror shall, or shall cause an Acquiror Designee to, offer employment (provided, that any such "offer" shall not imply any right to continue in employment with the Acquiror or its Affiliates for any period of time following the Closing Date) to all U.S. Employees effective as of the Closing Date (or such later

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date as an inactive employee on an authorized leave of absence becomes eligible to return to employment) on the terms and conditions set forth herein below or in Schedule 6.1(b). Any such U.S. Employee who accepts the Acquiror's or Acquiror Designee's offer of employment and becomes an employee of the Acquiror or an Acquiror Designee as of the Closing Date shall be referred to herein as a U.S. Transferred Employee. For at least one year following the Closing Date, the Acquiror shall provide or cause to be provided to all U.S. Transferred Employees so long as such U.S. Transferred Employee remains employed by the Acquiror or an Affiliate of the Acquiror and without limiting the right of the Acquiror or its Affiliates to terminate any U.S. Transferred Employee's employment after the Closing Date (subject to the Acquiror's or its Affiliates' obligations under this Agreement): (i) a salary or wage level, and commission and bonus opportunity at least equal to the salary or wage level, and commission and bonus opportunity to which each such U.S. Transferred Employee was entitled immediately prior to the Closing Date, and (ii) benefits and other material terms and conditions of employment that are at least equivalent, in the aggregate, to the benefits and other material terms and conditions of employment disclosed in Section 3.14(a) of the Disclosure Schedule. Nothing in this Section 6.1 shall entitle any employee of the Business to employment with the Acquiror or an Acquiror Designee and shall not change any such U.S. Transferred Employee's status of "at will" employment nor prevent the Acquiror or its Affiliates from terminating any Transferred Employee's employment following the Closing Date (subject to the Acquiror's or its Affiliates' obligations under this Agreement). Notwithstanding anything contained herein to the contrary, to the extent the Acquiror or its Affiliates are obligated under the provisions of this Article 6 to make an offer of employment by a specified date prior to the Closing Date to an Employee of the Business and are precluded from doing so as a result of a particular item of information being excluded from the schedules to this Agreement pursuant to applicable data privacy rules and other applicable Law, or otherwise, the Acquiror and its Affiliates shall make such offer as promptly as practicable after such information is made available to the Acquiror and its Affiliates to comply in good faith with their obligations hereunder; it being understood that such delayed offer shall not constitute a breach of the Acquiror's or its Affiliates' obligations hereunder, including the obligation to make an offer of employment by the applicable specified date.

(c)

As of the Closing Date, the Acquiror shall, or shall cause an Acquiror Designee to, assume and be responsible for all salary, bonus, benefit and other employment-related Liabilities of the Seller with respect to the U.S. Transferred Employees that accrue or arise after the Closing Date.

(d)

As of the Closing Date, the Acquiror shall, or shall cause an Acquiror Designee to, offer each Temporary Worker who (immediately prior to the Closing) is rendering services to the Business, the opportunity to continue to work for the Acquiror for the remaining period of time such Temporary Worker was scheduled to work for Sellers if the Business had not been sold to the Acquiror as contemplated hereby.

(e)

With respect to each benefit or compensation plan, program, arrangement, policy or practice sponsored or maintained by the Acquiror or its Affiliates, the Acquiror shall grant, or cause to be granted to all U.S. Transferred Employees from and after the Closing Date credit for purposes of participation and vesting (but not benefit accrual purposes, except that such service credit shall be granted for purposes of determining paid time-off, short-term disability and severance pay amounts) for all service with TR or any of its Affiliates, and their respective predecessors prior to the Closing Date to the same extent service was recognized under the comparable U.S. Employee Plan in which such U.S. Transferred Employee participated

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immediately prior to the Closing, except where such crediting of service would result in the duplication of benefits. Following the Closing Date, (i) the Acquiror shall ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any U.S. Transferred Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate, except to the extent applicable under the analogous U.S. Employee Plan immediately prior to Closing Date and (ii) the Acquiror shall ensure that any costs or expenses incurred by U.S. Transferred Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans; provided, that the Acquiror's third-party plan administrator receives sufficient information within 90 days following the Closing Date in order to provide credit for such deductibles and out-of-pocket expenses.

(f)

With respect to (i) any U.S. Employee or Non-U.S. Employee who does not accept the Acquiror's offer of employment made in accordance with Section 6.1(b) or Exhibits 11 and 12 (as applicable), (ii) any Non-U.S. Employee who continues in employment automatically by operation of Law under Exhibit 11 but who withholds consent or objects to the transfer under applicable Law and thus refuses to become an employee of the Acquiror or its Affiliates as of the Closing Date and (iii) any Non-U.S. Excluded Employee, and who, in the case of each of (i), (ii) and (iii) above, is either not offered continued alternate employment by TR or any of its Affiliates or, if so offered, does not accept alternate employment with TR or its Affiliates and whose employment relationship with TR and its Affiliates terminates within ninety (90) days of the Closing Date, the cost of any severance or termination compensation and benefits (collectively, Severance Payments) required by applicable Law or contract to be paid by the Sellers to or in respect of such individuals shall be allocated between the Sellers, on the one hand, and the Acquiror, on the other hand, as provided herein and, to the extent allocated to the Acquiror, shall be reimbursed promptly (and, in any event, within 30 days) to the applicable Seller following receipt by the Acquiror of a written statement from the applicable Seller detailing the payments made. The Acquiror shall bear the first $1,000,000 of such Severance Payments and any amount of Severance Payments in excess of such $1,000,000 shall be allocated 50% to the Sellers and 50% to the Acquiror. For the avoidance of doubt, the parties agree that none of the following Liabilities shall constitute Severance Payments subject to the foregoing cost-sharing mechanism and that the following Liabilities shall remain the exclusive obligations of TR or its Affiliates: (v) any Liability related to any U.S Employee or Non-U.S. Employee who voluntarily resigns between the execution of this Agreement and the Closing Date; (w) any salary, benefits, compensation, tax or other payments, costs or charges related to the continued employment following the Closing by TR or its Affiliates of any Non-U.S. Employee who does not become a Non-U.S. Transferred Employee; (x) any Severance Payment made to a Non-U.S. Employee who does not become a Non-U.S. Transferred Employee within ninety (90) days after the Closing Date; (y) any statutory termination payment owing to any Non-U.S. Employee who (1) becomes a Non-U.S. Transferred Employee, (2) without limiting the generality of clause (v) hereinabove, resigns voluntarily, (3) does not accept the Acquiror's offer of employment made in accordance with Exhibit 11 and 12, or (4) remains employed with TR or its Affiliates following the Closing Date; and (z) all legal and other fees and costs incurred by TR or its Affiliates in connection with any of the foregoing. The Acquiror and its Affiliates shall be solely responsible for all Liabilities in respect of (l) any U.S. Employee or Non-U.S. Employee who does not receive an offer of employment under, or an offer of

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employment in accordance with, Section 6.1(b) or Exhibit 11 and 12 (as applicable), or any Non-U.S. Employee who continues in employment automatically by operation of Law under Exhibit 11 but who withholds consent or objects to the transfer under applicable Law and thus refuses to become an employee of the Acquiror or its Affiliates as of the Closing Date because his terms and conditions of employment following the Closing Date would not have Corresponding Provisions, (m) the termination of employment of any Transferred Employee following the Closing for any reason, and (n) all legal and other fees and costs incurred by Acquiror and its Affiliates in connection with any of the foregoing.

6.2            Cessation of Participation in Seller Plans

Effective as of the Closing, except as otherwise provided in the Transition Services Agreement, U.S. Transferred Employees shall cease their participation in all of TR's employee benefit plans and compensation arrangements. TR will vest the U.S. Transferred Employees in their accrued unvested benefits and compensation as of the Closing and will pay the U.S. Transferred Employees in accordance with the respective terms of the applicable TR plans and arrangements.

6.3            Accrued Vacation

Except to the extent prohibited by Law, the Acquiror shall honor all accrued vacation of each U.S. Transferred Employee that has accrued as of the Closing Date in accordance with the vacation policy set forth in Section 3.14(a) of the Disclosure Schedule, which shall be used by each U.S. Transferred Employee in accordance with the Acquiror's vacation policy as generally in effect from time to time for all of its employees.

6.4            Bonuses; Retention Bonuses

(a)

As of the Closing Date, the Acquiror shall, or shall cause its applicable Affiliate to, establish for the calendar year in which the Closing Date occurs an annual incentive and commission plan for U.S. Transferred Employees (the Acquiror Bonus Plan) that affords each U.S. Transferred Employee with a bonus and commission opportunity in accordance with Section 6.1(b). The Acquiror or its applicable Affiliate shall be responsible for paying full year bonuses and commissions for the calendar year in which the Closing Date occurs to the U.S. Transferred Employees under the Acquiror Bonus Plan to the extent such U.S. Transferred Employee achieves such U.S. Transferred Employee's applicable performance criteria pursuant to his or her target award as determined by the Acquiror or its applicable Affiliate. The Acquiror and their Affiliates shall have no obligation to make any payments or reimbursements with respect to any portion of any annual bonuses or commissions relating to any period of time prior to December 31, 2012.

(b)

The Acquiror shall pay any remaining unpaid portion of all retention bonuses due to any U.S. Transferred Employee who is a party to a retention agreement with any Seller or one of their Affiliates (each, a Retention Agreement). Such payments shall be made on the delivery date specified under the relevant Retention Agreement (the Retention Bonus Delivery Date) and in individual amounts notified by TR or one of its Affiliates to the Acquiror no later than 15 days prior to the Retention Bonus Delivery Date. On the Retention Bonus Delivery Date, except as provided in Section 6.4(c), TR or one of its Affiliates shall pay to the Acquiror an amount equal to the aggregate of all such retention bonus payments (including any employment taxes incurred by the Acquiror in making such payments); provided, that (i) neither TR nor the Acquiror shall

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have any obligation to make any payment under this Section 6.4(b) unless the relevant U.S. Transferred Employee is employed by the Acquiror on the Retention Bonus Delivery Date; (ii) the Acquiror and its Affiliates shall have no obligation to make any payment to any Transferred Employee under this Section 6.4(b) unless it receives the aggregate payment from TR or its Affiliates required by this sentence; and (iii) TR shall have no obligation to make such payment unless the Acquiror has delivered the executed releases described in Section 6.4(d).

(c)

In the event that any U.S. Transferred Employee who is a party to a Retention Agreement does not remain in continuous employment with the Acquiror or one of its Affiliates through the Retention Bonus Delivery Date to the extent required by such Retention Agreement, such U.S. Transferred Employee shall not be entitled to receive any payment of his or her retention bonus under Section 6.4(b) and any and all amounts paid by Sellers to the Acquiror in respect of such former U.S. Transferred Employee shall promptly be refunded by the Acquiror to Sellers, including any amount paid in respect of any employment taxes related to such bonus payments.

(d)

The Acquiror shall ensure that the payment of any retention bonus pursuant to this Section 6.4 is conditioned upon the U.S. Transferred Employee executing and delivering a release of claims against Sellers, the Acquiror and their respective Affiliates.

6.5            Severance Benefits

Notwithstanding anything to the contrary in the Agreement, the Acquiror shall, or shall cause its Affiliates to, provide severance benefits to any U.S. Transferred Employee who is laid off or terminated during the 12-month period following the Closing Date in an amount that is equal to the greater of (i) the severance benefits (including pay and continued health coverage) that the employee would have been entitled to pursuant to and under circumstances consistent with the terms of the applicable U.S. Employee Plan as in effect on the Closing Date or (ii) the severance benefits provided under the severance arrangements of the Acquiror and its Affiliates applicable to similarly situated employees, and to be calculated, however, on the basis of the employee's compensation and service at the time of the layoff or other termination. The Acquiror shall ensure that any payments of severance are made subject to the U.S. Business Employee executing and delivering a release of claims against Sellers, the Acquiror and their respective Affiliates.

6.6            Flexible Spending Arrangements

To the extent that any U.S. Transferred Employee maintains an account under any U.S. Employee Plan that is a Code Section 125 medical flexible spending account plan (the TR FSA) as of the Closing Date, the Acquiror shall establish a Code Section 125 medical flexible spending account plan (the Acquiror FSA) and provide such U.S. Transferred Employee, for the remaining portion of the calendar year in which the Closing occurs, with coverage under such the Acquiror FSA at the same level as the coverage provided under the TR FSA. Each U.S. Transferred Employee shall be treated as if his participation in the Acquiror FSA had been continuous from the beginning of the plan year in which the Closing Date occurs and each existing salary reduction election under the TR FSA shall be taken into account for the remainder of the plan year, as if made under the Acquiror FSA. The Acquiror FSA shall provide reimbursement for expenses incurred by U.S. Transferred Employees at any time during the plan year in which the Closing Date occurs (including claims incurred before the Closing), up to the amount of such U.S. Transferred Employees' elections and reduced by amounts previously reimbursed by the TR FSA. This Section 6.6 shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32, 2002-1 C.B. 1069 (June 6, 2002). If, as of the Closing Date, the amount of contributions made by U.S.

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Transferred Employees to the TR FSA for the plan year in which the Closing Date occurs exceeds the amount reimbursed to such U.S. Transferred Employees under the TR FSA for such plan year, upon the Closing Date, TR shall pay to the Acquiror for deposit into the Acquiror FSA an amount equal to the amount of such excess. If, as of the Closing Date, the amount reimbursed to such U.S. Transferred Employees under the TR FSA for the plan year in which the Closing Date occurs exceeds the amount of contributions made by U.S. Transferred Employees to the TR FSA for such plan year, as of the last day of the plan year, the Acquiror shall pay to TR an amount up to the amount of such excess for each such U.S. Transferred Employee based upon the amount received in contributions from the U.S. Transferred Employee following the Closing Date in the plan year in which the Closing Date occurs.

6.7            WARN Act

The Acquiror shall be solely responsible for any Liability under the WARN Act to any U.S. Transferred Employee who is found to have suffered an "employment loss" under the WARN Act on or after the Closing, and any and all other Liabilities, including reasonable attorneys' fees, arising out of or resulting from any such employment loss or the Acquiror's failure to employ (or offer employment to as required under this Article 6) employees in the Business or serve sufficient notice pursuant to the WARN Act (such Liabilities, WARN Act Liabilities). The Sellers shall be responsible for any such obligation arising or accruing solely as a result of events occurring prior to the Closing. The parties hereto agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement.

6.8            COBRA

The Sellers shall be responsible for the administration of and shall retain any and all obligations and Liabilities for COBRA continuation coverage with respect to the Transferred Employees and their dependents and beneficiaries for "qualifying events" occurring prior to and including the date on which the Transferred Employee becomes a Transferred Employee (for purposes of clarity, to the extent such Transferred Employees are covered under an employee benefit plan providing for such COBRA continuation benefits), and the Acquiror shall be responsible for all obligations and Liabilities for COBRA continuation coverage for Transferred Employees and their dependents and beneficiaries with respect to "qualifying events" occurring after the date on which the Transferred Employee becomes a Transferred Employee (for purposes of clarity, to the extent such Transferred Employees are covered under an employee benefit plan providing for COBRA continuation benefits). The Sellers shall retain any and all obligations and liabilities for COBRA continuation coverage for all Employees of the Business (and their dependents and beneficiaries) who are not Transferred Employees.

6.9            Savings Plan

The Acquiror shall take all action necessary to permit the Acquiror's tax-qualified employee savings plan(s) maintained in the United States to accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 402(c)(4) of the Code) made to the U.S. Transferred Employees from TR's tax-qualified employee savings plan (the TR Savings Plan), including accepting rollover of any then outstanding loans made to the U.S. Transferred Employees from their respective accounts under the TR Savings Plan.

6.10            Non-U.S. Employees

The treatment of Non-U.S. Employees and, to the extent applicable, benefits provided by TR or its Affiliates to or on behalf of such employees, shall be respectively governed by Exhibits 11 and 12.

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6.11            No Third-Party Rights

The parties acknowledge and agree that all provisions contained in this Article 6 and Exhibits 11 and 12 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Employee, Transferred Employee, Non-U.S. Excluded Employee or other employee, former employee, or participant in any employee benefit plan, policy or arrangement maintained by the Sellers or any of their respective Affiliates or any beneficiary thereof, and shall not constitute an amendment of any Employee Plan or impose any obligations on the Acquiror under any Employee Plan.

7.            TAX MATTERS

7.1            Transfer Taxes

(a)

TR and the Acquiror shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. Each party shall execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(b)

The Acquiror and TR shall each be responsible for and pay 50% of all Transfer Taxes; provided,  however, that Acquiror and its Affiliates and each Seller and its Affiliates shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemption.

7.2            Allocations

(a)

The Purchase Price and the Assumed Liabilities shall be allocated in accordance with this Section 7.2 (together with any amounts payable in respect of VAT pursuant to Section 7.5). Any payment made under or in connection with this Agreement shall be treated, to the extent permissible under applicable Law, as an adjustment of the consideration paid by the Acquiror or an Acquiror Designee for the Transferred Assets to which the payment relates.

(b)

Following the execution of this Agreement, TR and the Acquiror shall cooperate in good faith to determine (i) the value of any Transferred Asset that will need to be determined separately for any Transfer Tax, withholding or VAT, (ii) allocations of the Purchase Price and the Assumed Liabilities among Sellers and (iii) the non-competition and non-solicitation obligations set forth in the Non-Competition and Non-Solicitation Agreement. If any disputes between TR and the Acquiror remain as of 10 Business Days prior to the Closing Date, each of the Acquiror and TR shall have the sole and absolute discretion to use its own allocations with respect to the disputed items for its financial and tax reporting purposes.

(c)

To the extent an allocation to a Seller was agreed upon pursuant to Section 7.2(b), was not already determined pursuant to Section 7.2(b) and is required by applicable Tax Law, within 90 days after the Closing Date, the Acquiror shall provide to TR a copy of its proposed further allocation of the Purchase Price and the Assumed Liabilities among the Transferred Assets sold by such Seller. If within 20 days after the Acquiror delivers the proposed further allocation, TR notifies the Acquiror in writing of any objection to the proposed further allocation (specifying in reasonable detail the nature and basis of such objection), TR and the Acquiror shall cooperate in good faith to resolve the objection. If any disputes remain after 20 days of TR's delivery of any

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objections, each of Acquiror and TR shall have the sole and absolute discretion to use its own allocations with respect to the disputed items for its financial and tax reporting purposes. Any subsequent adjustments to the Purchase Price shall be allocated in a manner consistent with any prior allocations made pursuant to this Section 7.2;  provided, that any adjustment to the Purchase Price pursuant to Section 2.8 shall be allocated to the relevant Seller.

(d)

With respect to any agreed upon allocations pursuant to this Section 7.2, TR and Acquiror agree that (i) neither TR nor Acquiror nor their respective Affiliates shall take a position on any Tax Return, before any Governmental Authority or in any judicial proceeding that is inconsistent with the allocation determined pursuant to this Section 7.2 unless specifically required pursuant to a final determination; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of any Tax Returns related to such allocation; and (iii) they shall promptly notify each other regarding any challenge to such allocation.

7.3            Payment of Taxes

(a)

TR and its Affiliates shall timely prepare and file, or cause to be filed, all non-income Tax Returns (excluding Transfer Tax Returns) with respect to the Transferred Assets or the Business for taxable periods ending on or prior to the Closing Date.

(b)

For any real property, personal property, intangible property or other Taxes imposed on a periodic basis with respect to the Transferred Assets or the Business, Acquiror and its Affiliates shall timely prepare and file, or cause to be filed, all Tax Returns (excluding Transfer Tax Returns) for taxable periods that begin on or before and end after the Closing Date. Any such Tax Return required to be filed by Acquiror pursuant to this Section 7.3(b) shall be provided to TR for TR's review and comments no later than 20 days prior to the due date (including extensions obtained) of such Tax Return, and together with an allocation of Taxes to the portion of the taxable period ending on the Closing Date in accordance with Section 7.3(c). Acquiror agrees to reflect on any such Tax Return any reasonable comments provided by TR in writing no later than 10 days after TR's receipt of such Tax Return. Acquiror and its Affiliates shall timely pay all Taxes shown as due on such Tax Returns. No later than 3 days prior to the due date (including extensions obtained) of the applicable Tax Return, TR shall pay to Acquiror the amount of Taxes shown as due on such Tax Return that are allocated to the portion of the taxable period ending on the Closing Date in accordance with Section 7.3(c). The principles of this Section 7.3(b) shall apply with respect to any Tax Returns of Hugin AS for taxable periods ending or prior to the Closing Date (if the due date for filing is after the Closing Date) and for taxable periods that begin on or before and end after the Closing Date; provided that, with respect to a Tax Return for taxable period ending on or prior to the Closing Date, TR shall pay to the Acquiror the amount of all Taxes shown as due on such Tax Return.

(c)

With respect to taxable periods that begin on or before and end after the Closing Date, the amount of Taxes with respect to Hugin AS or the Transferred Assets or the Business (other than Transfer Taxes) that relates the portion of the taxable period ending on the Closing Date will be determined based on an interim closing of the books on and including the Closing Date.

7.4            Cooperation

TR and Acquiror agree to furnish or cause to be furnished to each other such information and assistance relating to Hugin AS or the Transferred Assets and the Business for taxable periods ending on or prior to

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or that include the Closing Date as is reasonably requested for the filing of any Tax Returns, determining the liability for Taxes or with respect to any audit or proceeding relating to any Tax; provided, that neither TR nor its Affiliates shall be required to provide any Tax Returns or other documents or information (i) relating to income Taxes (other than with respect to Hugin AS) or (ii) that do not relate solely to non-income Taxes with respect to the Transferred Assets or the Business.

7.5            Value Added Tax

(a)	Each amount stated as payable by the Acquiror (or an Acquiror Designee) under or pursuant to this agreement is exclusive of VAT (if any).

(b)

The Sellers and the Acquiror (i) intend that, so far as possible, the sale of the Business (or any part thereof) under this Agreement is treated as neither a supply of goods nor a supply of services or as otherwise being Tax-free for VAT purposes and, where relevant, that the sale of the Business (or any part thereof) shall be treated as a transfer of a going concern for VAT purposes under the relevant local Law and (ii) shall cooperate and take reasonable steps to achieve such treatment including, in the case of the Acquiror, (A) ensuring that the Acquiror (or the relevant Acquiror Designee, as applicable) is registered for VAT in the relevant jurisdiction not later than Closing and (B) providing such warranties or entering into such documents as are reasonably required by the Sellers to support such treatment in the relevant jurisdiction. Without prejudice to the foregoing provisions, the Sellers and the Acquiror shall cooperate in good faith to agree as soon as practicable, whether or not and the extent to which the sale of the Business (or any part thereof) under this Agreement is properly to be treated as being Tax-free and/or as a transfer of a going concern for VAT purposes depending, among other things, where relevant, on the location of the entity which acquires the relevant part of the Business. Where and to the extent the Sellers and the Acquiror are unable to agree on any such matters within 10 Business Days prior to the Closing Date, the Sellers shall make the final determination; provided, that, if the Acquiror so requests in respect of any jurisdiction where the VAT in question is more than US$50,000, the Seller is able to demonstrate that it has received advice from an internationally recognized third party Tax adviser to support the treatment it has proposed. The Sellers and the Acquiror shall provide to each other, and to their advisors, as applicable, such information and assistance in relation to the Business and the Acquiror's proposed transaction structure as is reasonably available and reasonably required in order to make such determinations, and shall keep one another promptly updated as to any changes to information previously provided.

(c)

If any VAT is determined in accordance with the procedures set forth in Section 7.5(b) to be payable on any supply in connection with the sale of the Business (or any part thereof) under this Agreement and TR or an Affiliate of TR is required to account for such VAT to the relevant Governmental Authority, the Acquiror shall pay, or shall cause its Affiliates to pay, to TR in addition to the price and at the same time as payment of the price an amount equal to such VAT and, where applicable, TR shall, or shall cause its Affiliates to, issue to the Acquiror or the relevant Acquiror Designee a proper VAT invoice in respect of such VAT at Closing.

(d)

If a supply of the Business (or any part thereof) under this Agreement made by a Seller was originally regarded as VAT exempt or otherwise not subject to VAT and the relevant Governmental Authority subsequently determines that:

(i)	VAT was chargeable on that supply; and

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(ii)	the obligation to account for such VAT falls on TR or an Affiliate of TR,

then TR shall, or shall cause its Affiliates to, issue an invoice (or amended invoice) showing the amount of VAT claimed by the relevant Governmental Authority, and the Acquiror shall, upon receipt of such invoice, pay to TR the VAT due, together with 50% of any interest and penalties relating thereto; provided, that, to the extent that such interest and penalties are directly attributable to a default by TR or any of its Affiliates on the one hand, or by the Acquiror or any of its Affiliates on the other hand, 100% of such interest and penalties shall be borne by the defaulting party.

(e)

If the Acquiror (or the relevant Acquiror Designee, as applicable) pays an amount in respect of VAT under this Section 7.5 and the relevant Governmental Authority determines that all or part of it was not properly chargeable, TR shall or shall procure that its Affiliate shall repay the amount or relevant part of it to the Acquiror (or the relevant Acquiror Designee, as applicable) as follows. The repayment shall be made promptly following the determination, unless TR or the relevant Affiliate has already accounted to the relevant Governmental Authority for the VAT. In that case, TR shall or shall procure that its relevant Affiliate shall apply for a refund of the VAT (plus any interest payable by the relevant Governmental Authority), use reasonable endeavors to obtain it as speedily as practicable, and pay to the Acquiror (or the relevant Acquiror Designee, as applicable) the amount of the refund and any interest when and to the extent received from the relevant Governmental Authority. Where applicable, TR shall or shall procure that its relevant Affiliate shall deliver to the Acquiror (or the relevant Acquiror Designee, as applicable) a proper credit note for VAT purposes.

(f)

If the Acquiror so requests, TR shall or shall procure that its relevant Affiliate shall request a review and/or pursue an appeal of any claim by a relevant Governmental Authority that VAT is chargeable on the supply of the Business (or any part thereof) contrary to the determinations made pursuant to Section 7.5(b) above, to the extent that TR considers (acting reasonably) that it reasonable to do so in the circumstances, bearing in mind the amount of VAT claimed and without undue regard to its right to reimbursement from the Acquiror. The Acquiror shall indemnify TR and its Affiliates against all reasonable costs and expenses properly incurred in taking any such action.

(g)

TR shall keep the Acquiror fully and promptly informed of the progress of any dispute with a relevant Governmental Authority in relation to the VAT treatment of the supply of the Business (or any part thereof), and shall give the Acquiror a reasonable opportunity to comment on any relevant documents, correspondence or procedural steps (providing such information and assistance to TR as is reasonably available and reasonably required for such purpose) and shall take any reasonable comments provided by the Acquiror into account.

(h)

On or before Closing, TR shall provide the Acquiror with details of any capital items included in the Transferred Assets, the input tax on which could be subject to adjustment in accordance with the provisions of a VAT regime applicable in Europe (outside the UK), Australia or Canada which is similar to the Capital Goods Scheme, where such adjustment after Closing in relation to any asset or asset class could exceed US$100,000.

(i)	In the absence of a specific rule under Law to the contrary, no Seller shall transfer or deliver to the Acquiror (or any Acquiror Designee) any records relating to VAT.

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8.            CONDITIONS TO CLOSING

8.1            Conditions to Obligations of TR

The obligation of TR to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by TR in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)

Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Acquiror contained in this Agreement are true and correct as of the Closing as if made on the Closing Date, without giving effect to any materiality or Material Adverse Effect qualifications set forth therein, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; provided, that this condition shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct on the Closing Date, individually or taken together, has had or is reasonably expected to have a material adverse effect on the Acquiror's ability to consummate the transactions contemplated by this Agreement and (ii) the covenants contained in this Agreement and required to be performed or complied with by the Acquiror on or before the Closing shall have been performed or complied with in all material respects.

(b)

Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition Laws of any relevant foreign jurisdictions that are required to be made or obtained prior to Closing shall have been made or obtained.

(c)

No Governmental Order. There shall be no Governmental Order (whether temporary, preliminary or permanent) in existence that challenges or prohibits or otherwise materially restrains the sale of the Transferred Assets or the other transactions contemplated by this Agreement or the Ancillary Agreements, and there shall not be pending any Action brought by any Governmental Authority seeking any of the foregoing.

(d)	Ancillary Agreements. The Acquiror shall have executed and delivered, or caused to be executed and delivered, to TR the Ancillary Agreements, as applicable.

8.2            Conditions to Obligations of the Acquiror

The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)

Representations and Warranties; Covenants. (i) Each of the representations and warranties of TR contained in this Agreement are true and correct as of the Closing as if made on the Closing Date, without giving effect to any materiality or Material Adverse Effect qualifications set forth therein, (other than representations and warranties that are made as of a specific date, which representations shall have been true and correct as of such date); provided, that this condition shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct on the Closing Date or on such earlier date, individually or taken together, has had or is reasonably expected to have a Material Adverse Effect, and (ii) the representation and warranty set forth in Section 3.5(b) is true and correct as of the Closing as if made on the

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Closing in all respects; and (iv) the covenants contained in this Agreement required to be performed or complied with by TR on or before the Closing shall have been performed or complied with in all material respects.

(b)

Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition Laws of any relevant foreign jurisdictions that are required to be made or obtained prior to Closing shall have been made or obtained.

(c)

No Governmental Order. There shall be no Governmental Order (whether temporary, preliminary or permanent) in existence that challenges or prohibits or otherwise materially restrains the sale of the Transferred Assets or the other transactions contemplated by this Agreement or the Ancillary Agreements, and there shall not be pending any Action brought by any Governmental Authority seeking any of the foregoing.

(d)	Ancillary Agreements. TR shall have executed and delivered, or caused to be executed and delivered, to the Acquiror the Ancillary Agreements, as applicable.

9.            TERMINATION, AMENDMENT AND WAIVER

9.1            Termination

This Agreement may be terminated prior to the Closing:

(a)	by the mutual written consent of TR and the Acquiror;

(b)

by either TR or the Acquiror if the Closing shall not have occurred by November 17, 2013 (the Outside Date); provided,  however, that on the Outside Date, TR or the Acquiror shall have the right, each in its sole discretion, to extend the Outside Date to May 17, 2014 (which date shall then be the Outside Date) in the event that the waiting period under the HSR Act has not expired or been terminated and so long as such party is not in material breach of its covenants set forth in Sections 5.5(a) through (d);  provided,  further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)

by TR if the Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Section 8.1(a) and (x) cannot be cured by the Outside Date or (y) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and seventy-five days following receipt of written notice from TR to the Acquiror of such breach or failure; provided,  however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if TR is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.2(a);

(d)

by the Acquiror if TR shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Section 8.2(a) and (x) cannot be cured by the Outside Date or

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(y) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and seventy-five days following receipt of written notice from the Acquiror to TR of such breach or failure; provided,  however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the Acquiror is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.1(a); or

(e)	by either TR or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Transferred Assets.

9.2            Notice of Termination

Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

9.3            Effect of Termination

In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Sections 5.4 and 9.4 and Article 10;  provided,  however, that nothing in this Agreement shall relieve either TR or the Acquiror from liability for (a) failure to perform the obligations set forth in Section 5.4 or (b) any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

9.4            Termination Fee

Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(e) and at the time of such termination, (a) the failure of one or more of the conditions in Section 8.1(b) or 8.1(c) to be satisfied is not primarily caused by any material breach of Section 5.5 of this Agreement by TR or their Affiliates, and (b) all conditions set forth in Section 8.2(a) shall have been satisfied or waived at the time of termination (as if the date of termination were the Closing Date), then the Acquiror shall promptly, but in no event later than three Business Days after the date of such termination, pay TR a termination fee of $30 million (the Termination Fee) in cash by wire transfer of immediately available funds. The Acquiror acknowledges and agrees that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby and that, without this right, TR would not enter into this Agreement; accordingly, if the Acquiror fails to promptly pay the amount due pursuant to this Section 9.4, and in order to obtain such payment, TR commences an Action that results in a judgment against the Acquiror for the fee set forth in this Section 9.4 or any portion of such fee, the Acquiror shall pay to TR its costs and expenses (including attorneys' fees) in connection with such Action, together with interest on the amount of the fee at the Interest Rate in effect on the date such payment was required to be made through the date of payment.

9.5            Extension; Waiver

At any time prior to the Closing, either TR or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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10.            INDEMNIFICATION

10.1            Indemnification by TR

(a)

Subject to Sections 10.1(b),  10.3,  10.5 and 11.1, if the Closing shall occur TR shall indemnify, defend and hold harmless the Acquiror, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the Acquiror Indemnified Parties) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, directly or indirectly, arising out of or as a result of:

(i)

the failure of any representation or warranty made by TR in this Agreement to be true and correct as of the Offer Letter Date or as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, as of such date) (it being understood that for purposes of this Section 10.1(a)(i) all "materiality" and "Material Adverse Effect" qualifications and exceptions contained in such representations and warranties shall be disregarded);

(ii)	any breach by TR of any of its covenants contained in this Agreement; or

(iii)	any Excluded Liability (including the failure of the Sellers to perform or in due course pay and discharge any Excluded Liability).

(b)

Notwithstanding any other provision to the contrary, (i) TR shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.1(a)(i), (A) if such Loss was included in calculating Specified Current Liabilities less Prepaid Expenses as of the Closing in accordance with Section 2.5 and Sections 2.8 through 2.10, (B) with respect to any claim unless such claim or series of related claims involves Losses in excess of $25,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties' Losses) and (C) until the aggregate amount of the Acquiror Indemnified Parties' Losses exceeds 1% of the Purchase Price, and then only to the extent of any such excess; but only if such Losses also meet the requirements of subclauses (A) and (B) of clause (i) of this Section 10.1(b); and (ii) the cumulative indemnification obligation of TR under Section 10.1(a)(i) shall in no event exceed 15% of the Purchase Price; provided, that clause (ii) shall not apply to any breach of any representation or warranty contained in Section 3.9(a); and provided,  further, that none of clauses (i) or (ii) shall apply to any breach of any Fundamental Representation or any representation set forth in Section 3.16.

10.2            Indemnification by the Acquiror

(a)

Subject to Sections 10.2(b),  10.3 and 11.1, if the Closing shall occur the Acquiror shall indemnify, defend and hold harmless TR, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the TR Indemnified Parties) against, and reimburse any TR Indemnified Party for, all Losses that such TR Indemnified Party may suffer or incur, or become subject to, directly or indirectly, arising out of or as a result of:

(i)

the failure of any representation or warranty made by the Acquiror in this Agreement to be true and correct as of the Offer Letter Date or as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, as of such date) (it

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being understood that for purposes of this Section 10.2(a)(i) all "materiality" qualifications and exceptions contained in such representations and warranties shall be disregarded);

(ii)	any breach by the Acquiror of any of its covenants contained in this Agreement;

(iii)

any claim or cause of action by any Person arising before, on or after the Closing Date against any TR Indemnified Party with respect to the Transferred Assets or the operations of the Business, except for any claims with respect to which TR is specifically obligated             to indemnify the Acquiror Indemnified Parties under  Section 10.1(a) of this Agreement;

(iv)	any Post-Closing Termination Liability; or

(v)	any Assumed Liability (including the failure of the Acquiror to perform or in due course pay and discharge any Assumed Liability).

(b)

Notwithstanding any other provision to the contrary, the Acquiror shall not be required to indemnify, defend or hold harmless any TR Indemnified Party against, or reimburse any TR Indemnified Party for, any Losses pursuant to Section 10.2(a)(i), (A) if such Loss was included in calculating Specified Current Liabilities less Prepaid Expenses as of the Closing in accordance with Section 2.5 and Sections 2.8 through 2.10, (B) with respect to any claim unless such claim involves Losses in excess of $25,000.

10.3            Notification of Claims

(a)

A Person that may be entitled to be indemnified under this Agreement (the Indemnified Party), shall as promptly as practicable notify the party or parties liable for such indemnification (the Indemnifying Party) in writing of any matter that the Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement describing in reasonable detail the relevant facts and circumstances; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 11.1 for such representation, warranty, covenant or agreement. If an Indemnified Party shall receive notice of any pending or threatened Action, audit or demand asserted by a third party against the Indemnified Party that the Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (such claim being a Third Party Claim), the Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Third Party Claim; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(b)

Upon receipt of a notice of a Third Party Claim, the Indemnifying Party shall assume the defense and control of such Third Party Claim. If thereafter the Indemnifying Party determines in good faith that it is not obligated to indemnify the Indemnified Party with respect to such Third Party Claim, then the Indemnifying Party shall promptly notify the Indemnified Party and

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such parties shall in good faith, for a period of 30 days, attempt to reach agreements as to whether the Indemnifying Party or the Indemnified Party will assume the defense of such Third Party Claim (such assuming party, the Defending Party). If the Indemnifying Party and the Indemnified Party are unable to so agree within such 30-day period, then the Indemnifying Party and the Indemnified Party shall submit to binding arbitration as to whether the Indemnifying Party or the Indemnified Party shall be the Defending Party. Such arbitration shall be conducted in New York City before, and in accordance with, the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and before an arbitrator appointed pursuant to such rules. The Indemnifying Party and the Indemnified Party shall instruct such arbitrator to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its selection. The judgment rendered by such arbitrator shall be final, binding and non- appealable, and judgment may be entered by any court having jurisdiction thereof. The fees and expenses of such arbitrator shall be borne equally by the Indemnifying Party and the Indemnified Party. If the Indemnifying Party is the Defending Party or otherwise assumes the defense and control of a Third Party Claim, then the Indemnifying Party shall be entitled to assume the defense and control of any Third Party Claim with its own counsel and at the expense of the Indemnifying Party if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of notice from the Indemnified Party of such Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, if the Indemnified Party has been advised by counsel that there exists or there is a reasonable likelihood that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such action or claim with counsel of its choosing and the reasonable fees and expenses of one counsel incurred by the Indemnified Party shall be borne by the Indemnifying Party. TR or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party's business, (iii) obtain, as a condition of any settlement or other resolution, an unconditional and complete release of any Indemnified Party and its Affiliates potentially affected by such Third Party Claim and (iv) the settlement or judgment shall not impose equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than the payment of money damages the payment of which shall be made pursuant to clause (i) above. In the case of an action, audit, claim, litigation, arbitration or other proceeding conducted by a Governmental Authority (Tax Contest) relating to the Transferred Assets or Hugin AS in respect of a taxable period that begins on or before and ends after the Closing Date, the party that has the greatest liability for Taxes with respect to such Tax Contest, taking into account indemnification obligations under this Article 10 shall be entitled to control such Tax Contest; provided, that (i) the other party shall be entitled to participate in such Tax Contest at its own expense and (ii) the controlling party will not settle or compromise such Tax Contest without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

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(c)

In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article 10. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article 10, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 10.1(b) and 10.2(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.11.

10.4            Exclusive Remedies

Except with respect to the matters covered by Sections 2.8 through 2.10, TR and the Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.1 and 10.2 shall be the sole and exclusive remedies of TR and the Acquiror, respectively, for any Losses (including pursuant to any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees) of any kind (including any Losses of any kind from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the other party or any failure by the other party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other party prior to the Closing; provided, that nothing in this Section 10.4 shall restrict or prohibit any party bringing any action for fraud or willful breach or from seeking specific performance pursuant to Section 11.13 of any obligation hereunder; and provided,  further, that nothing in this Section 10.4 shall apply to the Content and Platform Services Agreement, the Transition Services Agreement, the Multimedia Solutions and Distribution Rights Agreement, the Patent License Agreement or the Subleases. Solely to the extent necessary to give effect to the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, that exist or may arise in the future, that it may have against TR or the Acquiror, as the case may be, arising under or based upon any federal, state or local Law. Without limiting the generality of the foregoing, except in the case of fraud, the parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

10.5            Additional Indemnification Provisions

With respect to each indemnification obligation contained in any Transaction Agreement or any other document executed in connection with the Closing (a) each such obligation shall be calculated on an After-Tax Basis, (b) all Losses shall be net of any third-party insurance proceeds that have been actually paid to the Indemnified Party in connection with the facts giving rise to the right of indemnification; provided, that the amount of such proceeds shall be reduced by any costs and expenses incurred in obtaining such proceeds and by the amount of any increase in insurance premiums resulting from making the claim giving rise to the recovery of such insurance proceeds, (c) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental,

0014944-0000367 NY:15588183.16            52

indirect or punitive damages, lost profits or similar items (except to the extent necessary to reimburse such Indemnified Party in Third Party Claims for judgments or arbitration awards actually awarded, or settlement payments actually made, to third parties in respect of such claims in each case in accordance with this Article 10), (d) no representation or warranty of TR shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event that is disclosed on the Disclosure Schedule in connection with another representation or warranty contained in this Agreement to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure and (e) TR shall have no liability to indemnify any Indemnified Party with respect to any Losses caused by or resulting from any action required or permitted by Section 5.1.

10.6            Mitigation

Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

11.            GENERAL PROVISIONS

11.1            Survival

The representations and warranties, and the covenants and agreements the performance of which is required by or prior to the Closing of TR and the Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is 18 months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 10.1 or 10.2 thereafter); provided,  however, that the representations and warranties made in Sections 3.1,  3.2(a),  3.18,  4.1,  4.2,  4.3(a) and 4.7 (collectively, the Fundamental Representations) shall survive indefinitely, Section 3.9 and Section 3.11(b) shall survive until the date that is 24 months after the Closing Date, (c) Section 3.11 (other than Section 3.11(b)) shall survive until the date that is 36 months after the Closing Date, Section 3.16 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations; and provided,  further, that (i) the covenants and agreements that by their terms are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed or until the statute of limitations applicable to a breach of such covenant expires, and (ii) any indemnification for Taxes under Section 10.1 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations.

11.2            Expenses

Except as may be otherwise specified in the Transaction Agreements or as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

11.3            Notices

All notices, requests, claims, demands and other communications under the Transaction Agreements shall be, unless otherwise specified in any Transaction Agreement, in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight

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courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

(a)	if to TR:

Thomson Reuters (Markets) LLC

3 Times Square

New York, NY 10036

Attention: General Counsel, Financial & Risk

Facsimile: (646) 223-4250

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: A. Peter Harwich

Facsimile: (212) 610-6399

(b)	if to TR Parent Guarantor:

Thomson Reuters Corporation

3 Times Square

New York, NY 10036

Attention: General Counsel

Facsimile: (646) 223-4250

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: A. Peter Harwich

Facsimile: (212) 610-6399

(c)	if to the Acquiror or NASDAQ Parent Guarantor:

c/o The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, New York 10006

Attention: Alex Kogan

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention: John A. Marzulli, Jr.

Facsimile: (646) 848-8590

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11.4            Public Announcements

No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

11.5            Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

11.6            Entire Agreement

Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of TR, the other Sellers or their Affiliates, on the one hand, and the Acquiror or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of TR, the other Sellers or their Affiliates, on the one hand, and the Acquiror or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

11.7            Assignment

This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of TR and the Acquiror, except that (a) TR may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, and (b) the Acquiror may assign any or all of its rights (in whole or in part, including with respect to any Transferred Asset that is intangible property, less than all of the rights that make up such Transferred Asset) and obligations under this Agreement to any of the Acquiror's Subsidiaries designated in writing by the Acquiror at least 10 Business Days prior to the Closing (collectively, the Acquiror Designees); provided, that in each case, no such assignment shall release a party from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 11.7 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

11.8            No Third-Party Beneficiaries

Except as provided in Article 10 with respect to TR Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreements, including

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Article 6 hereto, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of TR or the Business, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.9            Amendment

No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Party under Article 10 (other than the parties to this Agreement) shall be required in order to amend this Agreement.

11.10            Disclosure Schedules

Any disclosure with respect to a Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, shall be deemed to be disclosed for other Sections and Schedules of this Agreement, including any Section of the Disclosure Schedule, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. From and after the date of this Agreement until the Closing Date, TR shall have the right, but not the obligation, to update and amend the Disclosure Schedule. Any such update or amendment shall be deemed to have amended the Disclosure Schedule, to have qualified the relevant Section of this Agreement and to have cured any misrepresentation or breach of warranty that might have otherwise existed hereunder; provided,  however, that any such update or amendment shall be disregarded for purposes of Section 8.2(a)(i) and Section 10.1(a)(i). All references herein to particular Sections of the Disclosure Schedule, or to the Disclosure Schedule generally, shall after any such amendment or supplement include the Disclosure Schedule as amended or supplemented.

11.11            Dispute Resolution

(a)

Except as set forth in Sections 2.9,  2.10,  2.12,  7.2,  7.5 and 10.3(b) and except for any request for equitable relief (including interim relief) by a party on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a Dispute), shall be resolved in accordance with the procedures set forth in this Section 11.11 and Sections 11.12 and 11.13.  Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

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(b)

Any party seeking resolution of a Dispute shall first submit the Dispute for resolution by mediation pursuant to the International Institute for Conflict Prevention & Resolution Mediation Procedure (for Business Disputes) as then in effect. Mediation will continue for at least 60 days unless the mediator chooses to withdraw sooner.

(c)

All offers of compromise or settlement among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(d)

Notwithstanding the foregoing, the parties agree that either of them may seek interim measures including injunctive relief in relation to the provisions of this Agreement or any Transaction Agreement or the parties' performance of it from any New York Court (as defined below).

11.12            Governing Law; Submission to Jurisdiction

(a)

This Agreement and each other Transaction Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b)

Each of TR and the Acquiror agrees that if any Dispute is not resolved by mediation undertaken pursuant to Section 11.11(b), such Dispute shall be resolved only in the Courts of the State of New York sitting in the Borough of Manhattan of The City of New York or the United States District Court sitting in the Borough of Manhattan of The City of New York and the appellate courts having jurisdiction of appeals in such courts (the New York Courts). In that context, and without limiting the generality of the foregoing, each of TR and the Acquiror by this Agreement irrevocably and unconditionally:

(i)

submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the New York Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts;

(ii)

consents that any such Action may and shall be brought in the New York Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the New York Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)

agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.3; and

(iv)	agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

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11.13            Specific Performance

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, may cause irreparable injury to the other party, for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the New York Courts to compel performance of such party's obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the New York Courts of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

11.14            TR Parent Guarantee

(a)

The TR Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Acquiror the full, complete and timely performance, subject to the terms and conditions hereof, by TR (or another Affiliate of TR party thereto) (each, a TR Party) of each and every obligation of any TR Party under this Agreement and each Ancillary Agreement. If any default shall be made by a TR Party in the performance of any such obligations, then the TR Parent Guarantor shall perform or cause to be performed such obligations immediately upon written notice from the Acquiror specifying the default. Prior to proceeding against the TR Parent Guarantor hereunder, the Acquiror shall first demand performance from the TR Party in accordance with the applicable provisions of this Agreement or such Ancillary Agreement; provided,  however, that the Acquiror shall not be required to initiate legal proceedings against the TR Party prior to proceeding against the TR Parent Guarantor or demand performance therefrom more than once. Subject to the terms and conditions hereof, the TR Parent Guarantor waives (i) any and all defenses specifically available to a guarantor (other than performance in full by the TR Party) and (ii) any notices, including any notice of any amendment of this Agreement or any Ancillary Agreement or waiver or other similar action granted pursuant to this Agreement or any Ancillary Agreement and any notice of acceptance. The guarantee set forth in this Section 11.14 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of the TR Parties under this Agreement and the Ancillary Agreements. The guarantee set forth in this Section 11.14 is a primary guarantee of performance and not just of collection.

(b)

The TR Parent Guarantor is duly incorporated and is valid and subsisting as a corporation under the Laws of the Province of Ontario, Canada. The TR Parent Guarantor has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the TR Parent Guarantor and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Section 11.14 and the provisions referenced in Section 11.14(d) constitute a valid and binding obligation of the TR Parent Guarantor, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles. The TR Parent Guarantor owns, directly or indirectly, 100% of the equity interests in TR.

(c)	Except to the extent of the expiration of all statutes of limitations under applicable Law, no delay of the Acquiror in the exercise of, or failure to exercise, any rights under the guarantee set

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forth in this Section 11.14 shall operate as a waiver of such rights, a waiver of any other rights, or a release of the TR Parent Guarantor from any of its obligations hereunder. The TR Parent Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of, or other changes in the terms of the obligations subject to, the guarantee set forth in this Section 11.14 or any part thereof, in each case, to the extent TR Parent Guarantor has agreed to such change in writing in accordance with this Agreement.

(d)	The TR Parent Guarantor hereby agrees to be bound by Sections 11.3, 11.5, 11.7, 11.12, 11.13, 11.17, 11.18.

11.15            NASDAQ Parent Guarantee

(a)

The NASDAQ Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees to TR the full, complete and timely performance, subject to the terms and conditions hereof, by the Acquiror or any Acquiror Designee (or another Affiliate of the Acquiror party thereto) (each, an Acquiror Party) of each and every obligation of any Acquiror Party under this Agreement and each Ancillary Agreement. If any default shall be made by an Acquiror Party in the performance of any such obligations, then the NASDAQ Parent Guarantor shall perform or cause to be performed such obligations immediately upon written notice from TR specifying the default. Prior to proceeding against the NASDAQ Parent Guarantor hereunder, TR shall first demand performance from the Acquiror Party in accordance with the applicable provisions of this Agreement or such Ancillary Agreement; provided,  however, that TR shall not be required to initiate legal proceedings against the Acquiror Party prior to proceeding against the NASDAQ Parent Guarantor or demand performance therefrom more than once. Subject to the terms and conditions hereof, the NASDAQ Parent Guarantor waives (i) any and all defenses specifically available to a guarantor (other than performance in full by the Acquiror Party) and (ii) any notices, including any notice of any amendment of this Agreement or any Ancillary Agreement or waiver or other similar action granted pursuant to this Agreement or any Ancillary Agreement and any notice of acceptance. The guarantee set forth in this Section 11.15 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of the Acquiror Parties under this Agreement and the Ancillary Agreements. The guarantee set forth in this Section 11.15 is a primary guarantee of performance and not just of collection.

(b)

The NASDAQ Parent Guarantor is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The NASDAQ Parent Guarantor has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the NASDAQ Parent Guarantor and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Section 11.15 and the provisions referenced in Section 11.15(d) constitute a valid and binding obligation of the NASDAQ Parent Guarantor, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles.            The NASDAQ Parent Guarantor owns, directly or indirectly, 100% of the equity interests in the Acquiror.

(c)	Except to the extent of the expiration of all statutes of limitations under applicable Law, no delay of TR in the exercise of, or failure to exercise, any rights under the guarantee set forth in

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this Section 11.15 shall operate as a waiver of such rights, a waiver of any other rights, or a release of the NASDAQ Parent Guarantor from any of its obligations hereunder. The NASDAQ Parent Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of, or other changes in the terms of the obligations subject to, the guarantee set forth in this Section 11.15 or any part thereof, in each case, to the extent NASDAQ Parent Guarantor has agreed to such change in writing in accordance with this Agreement.

(d)	The NASDAQ Parent Guarantor hereby agrees to be bound by Sections 11.3, 11.5, 11.7, 11.12, 11.13, 11.17, 11.18.

11.16            Bulk Sales Laws

The Acquiror and TR each hereby waive compliance by the Sellers with the provisions of the "bulk sales," "bulk transfer" or similar Laws of any state or any jurisdiction outside the United States.

11.17            Rules of Construction

Interpretation of the Transaction Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of or to this Agreement unless otherwise specified; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to "$" shall mean U.S. dollars; (e) the word "including" and words of similar import when used in the Transaction Agreements shall mean "including without limitation," unless otherwise specified; (f) the word "or" shall not be exclusive; (g) references to "written" or "in writing" include in electronic form; (h) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (i) TR and the Acquiror have each participated in the negotiation and drafting of the Transaction Agreements and if an ambiguity or question of interpretation should arise, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in any of the Transaction Agreements; (j) a reference to any Person includes such Person's successors and permitted assigns; (k) any reference to "days" means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) an item arising with respect to a specific representation or warranty shall be deemed to be "reflected on" or "set forth in" a balance sheet or financial statements, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

11.18            Counterparts

Each of the Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed

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to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile, .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

11.19            Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.

11.20            Waiver

Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

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[Signature Page to Asset Purchase Agreement]

[Signature Page to Asset Purchase Agreement]

[Signature Page to Asset Purchase Agreement]

[Signature Page to Asset Purchase Agreement]

[Signature Page to Asset Purchase Agreement]

EXHIBIT 1

DEFINITIONS

Accounts Payable shall have the meaning set forth in Section 2.11(c). Accrued Revenue shall have the meaning set forth in the Transaction Accounting Principles.

Acquiror shall have the meaning set forth in the Preamble.

Acquiror Bonus Plan shall have the meaning set forth in Section 6.4(a).

Acquiror Designees shall have the meaning set forth in Section 11.7.

Acquiror FSA shall have the meaning set forth in Section 6.6.

Acquiror Indemnified Parties shall have the meaning set forth in Section 10.1(a).

Acquiror's Banker shall have the meaning set forth in Section 4.7.

Acquiror Parent shall have the meaning set forth in the Offer Letter.

Acquiror Party shall have the meaning set forth in Section 11.14(a).

Action means any claim, action, suit, arbitration, litigation, inquiry, investigation or proceeding by or before any Governmental Authority.

Affiliate means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided,  however, that for the purposes of this Agreement, the Sellers shall not be deemed Affiliates of the Acquiror.

After-Tax Basis means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit actually used by the Indemnified Party in the taxable year that the Loss is sustained as the result of sustaining such Losses and the amount of such payment shall be increased (including through gross-up) to take into account any net Tax cost actually incurred by the recipient thereof in the taxable year of the receipt or accrual of the payment as a result of the receipt or accrual of the payment. In determining any Tax benefit or Tax cost, (i) the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit, and shall take into account any available Tax attributes (e.g., net operating loss or credit carryforwards), before recognizing any item as a result of sustaining such Losses or the receipt or accrual of an indemnity payment, and (ii) the Indemnified Party shall be deemed to have actually used a Tax benefit or actually incurred a Tax cost to the extent that the amount of Taxes paid by such Indemnified Party is reduced below or increased above, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for sustaining such Losses or the receipt or accrual of the indemnity payment, as the case may be.

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Agreement means this Asset Purchase Agreement dated as of the date first set forth above between TR and the Acquiror, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with the provisions hereof.

Ancillary Agreements means the Offer Letter, the Bill of Sale and Assignment and Assumption Agreement, the Foreign Implementing Agreements, the Patent License Agreement, the Content and Platform Services Agreement, the Transition Services Agreement, the Multimedia Solutions Distribution Rights Agreement, the Subleases, the Non-Competition and Non-Solicitation Agreement and the Intellectual Property Assignment Agreement.

Antitrust Clearance shall have the meaning set forth in Section 5.5(d).

Assumed IP Licenses shall have the meaning set forth in Section 2.1(a)(ii).

Assumed Leased Real Property shall have the meaning set forth in Section 2.1(a)(ix).

Assumed Leases shall have the meaning set forth in Section 2.1(a)(ix).

Assumed Liabilities shall have the meaning set forth in Section 2.1(c).

Benefits Arrangements means employee benefit plans, programs, arrangements and agreements (including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements).

Bill of Sale and Assignment and Assumption Agreement means the Bill of Sale and Assignment and Assumption Agreement among the applicable Seller and the Acquiror or an Acquiror Designee substantially in the form attached hereto as Exhibit 3.

Business shall have the meaning set forth in Recital B.

Business Day means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

Business Intellectual Property shall have the meaning set forth in Section 2.1(a)(iii).

Business IT Assets shall have the meaning set forth in Section 3.11(e).

Business Software shall have the meaning set forth in Section 2.1(a)(iv).

Closing shall have the meaning set forth in Section 2.3.

Closing Date shall have the meaning set forth in Section 2.3.

Closing Notice shall have the meaning set forth in Section 2.5(a).

Closing Payment shall have the meaning set forth in Section 2.5(c).

COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

Code means the United States Internal Revenue Code of 1986, as amended.

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Confidentiality Agreement shall have the meaning set forth in Section 5.4.

Consultation Period shall have the meaning set forth in Section 2.9(b).

Content and Platform Services Agreement shall have the meaning set forth in Section 5.8.

Content Charges shall have the meaning set forth in the Content and Platform Services Agreement.

Contingent Worker shall have the meaning set forth in Section 3.15(a).

Contract means any contract, subcontract, agreement, lease, license, commitment, sale and purchase order, or other instrument, arrangement or understanding of any kind to which a Seller is a party other than contracts, agreements or other arrangements or instruments of any kind relating to (a) Tax, (b) Benefits Arrangements, (c) Insurance Arrangements, and (d) licenses of Intellectual Property.

Control means, as to the relationship between two or more Persons, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled by," "under common Control with" and "Controlling" shall have correlative meanings.

Current Assets shall have the meaning set forth in the Transaction Accounting Principles.

Current Liabilities shall have the meaning set forth in the Transaction Accounting Principles.

Customer Contract means any Contract exclusively related to the Business that is entered into by and between (a) any Seller, on the one hand, and (b) a customer of the Business, on the other hand.

Debt means of any Person means, without duplication, (a) all outstanding indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all unreimbursed amounts drawn under letters of credit or similar facilities issued for the account of such Person, (d) any capitalized lease obligations, and (e) any guaranty of any of the foregoing.

Defending Party shall have the meaning set forth in Section 10.3(b).

Deferred Assets shall have the meaning set forth in Section 2.13(a).

Deferred Closing shall have the meaning set forth in Section 2.13(b).

Deferred Closing Countries shall have the meaning set forth in Section 2.13(a).

Deferred Closing Date shall have the meaning set forth in Section 2.13(b).

Deferred Liabilities shall have the meaning set forth in Section 2.13(a).

Deferred Revenue shall have the meaning set forth in the Transaction Accounting Principles.

Disclosure Schedule means the schedule dated as of the date hereof delivered by TR to the Acquiror and that forms a part of this Agreement.

Dispute shall have the meaning set forth in Section 11.11(a).

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Employee means each U.S. Employee or Non-U.S. Employee, as applicable.

Employee Plans shall have the meaning set forth in Section 3.14(a).

Employment Regulations shall have the meaning set forth in Exhibit 11.

Environmental Law means any binding Law applicable to the Business principally governing worker health and safety, or the pollution or protection of the environment, as in effect on the Offer Letter Date.

Environmental Permit means any material Permit issued pursuant to any Environmental Law.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

Estimated Closing Statement shall have the meaning set forth in Section 2.5(a).

Excluded Assets shall have the meaning set forth in Section 2.1(b).

Excluded Contracts means all Contracts other than the Transferred Contracts, including all Mixed-Use Contracts that are not Extracted Contracts.

Excluded Liabilities shall have the meaning set forth in Section 2.1(d).

Existing Financial Statements shall have the meaning set forth in Section 3.4(a).

Existing IT Reports shall have the meaning set forth in Schedule 5.16.

Extracted Contracts means, in the case of a Mixed-Use Contract, solely (a) the terms and conditions of such agreement that are Related to the Business; and (b) such other terms and conditions that are reasonably related to the terms and conditions in part (a) of this definition of "Extracted Contracts."

Final Adjustment shall have the meaning set forth in Section 2.10.

Final Closing Statement shall have the meaning set forth in Section 2.9(c).

Financial Statements shall have the meaning set forth in Section 3.4(a).

Foreign Implementing Agreements shall have the meaning set forth in Section 5.14(b).

Fundamental Representations shall have the meaning set forth in Section 11.1.

Furniture and Equipment means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned by any of the Sellers that are Related to the Business, including desks, chairs, tables, tools, Hardware, copiers, telecopy machines and other telecommunication equipment, cell phones, cubicles and miscellaneous office furnishings and supplies, including those listed in Schedule 1.1(e), but excluding any such items that (a) are provided to the Business pursuant to a Mixed-Use Contract, (b) will be provided under any of the Ancillary Agreements (excluding the Subleases, but including any such items located in the office space that will be made available to the Acquiror for a transition period pursuant to the Transition Services Agreement), or (c) are set forth in Schedule 1.1(f).

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Governmental Authority means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

Governmental Order means any order, writ, judgment, injunction or decree, issued by or with any Governmental Authority.

Hardware means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Hugin AS shall have the meaning set forth in Section 2.1(a)(xiv).

Hugin Permits shall have the meaning set forth in Section 2.1(b)(xii).

Hugin Stock shall have the meaning set forth in Section 2.1(a)(xiv).

IFRS means International Financial Reporting Standards as adopted by the International Accounting Standards Board.

Indemnified Party shall have the meaning set forth in Section 10.3(a).

Indemnifying Party shall have the meaning set forth in Section 10.3(a).

Independent Firm shall have the meaning set forth in Section 2.9(c).

Information Security Procedures means the procedures set forth in Schedule 5.16.

Initial Closing Statement shall have the meaning set forth in Section 2.8(a).

Insurance Arrangements shall have the meaning set forth in Section 2.1(b)(iv).

Intellectual Property means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of same, domain names, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) confidential and proprietary information, including trade secrets, processes and know-how and (e) intellectual property or other rights arising from or in respect of technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all records, graphs, drawings, reports, analyses and

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other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software.

Intellectual Property Assignment Agreement shall have the meaning set forth in Section 5.13.

Interest Rate means an interest rate per annum equal to the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

IRS means the Internal Revenue Service.

IT Reports shall have the meaning set forth in Schedule 5.16.

Knowledge of TR means the actual knowledge of Rob Coran, Michael Cotter, William Haney, Nancy

Hannigan, Pamela Marroquin, Shaun McIver, Gaugarin Oliver and Michael Piispanen.

Law means any supranational, U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

Leased Real Property shall have the meaning set forth in Section 3.10(a).

Leasehold Improvements shall have the meaning set forth in Section 3.10(c).

Liabilities means debts, liabilities, expenses, commitments and obligations of every kind and description, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, commitment or undertaking.

Lien means any mortgage, pledge, charge, easement, right of first refusal, right of first offer, option, deed of trust, hypothecation, security interest, encumbrance or lien of any kind.

Losses means all losses, damages, costs, expenses, interests, awards, judgments, liabilities, Taxes, penalties, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person) and including reasonable attorneys' fees and expenses.

Material Adverse Effect means any change, effect, event, or occurrence that has had, or is reasonably expected to have, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Business, taken as a whole; but excluding (a) general political or economic conditions, general financial and capital market conditions (including interest rates) or general conditions in any of the industries in which the Business is engaged, or, in each case, any changes therein (including as a result of an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, including any act of terrorism, (b) any effect resulting from or relating to any changes in Law, IFRS or any authoritative interpretations thereof, (c) the entering into of, or the consummation of the transactions contemplated by, or the performance of obligations under, or any effect directly arising out of or attributable to the public announcement or the becoming public of the transactions contemplated by, this Agreement (including the threatened or actual impact on relationships of the Business with customers, vendors or employees, including termination, suspension, modification or reduction of such relationships), (d) any effect arising out of or attributable to any action taken or failed to be taken by TR or any of its Affiliates at the written request of the Acquiror or that is expressly required by this Agreement, (e) any effect arising out of or attributable to a failure to meet TR's internal forecasts for the Business (provided, that this

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clause (e) shall not be construed as providing that the circumstances or events giving rise to such failure do not constitute or contribute to a Material Adverse Effect and provided,  further that this clause (e) shall not be construed as implying that TR is making any representation or warranty hereunder with regard to any internal forecasts for the Business) or (f) any effect arising out of or attributable to any action taken by the Acquiror or any of its Affiliates, except in the cases of (a) and (b) to the extent such change, effect, event or occurrence has a materially disproportionate effect on the Business, taken as a whole, compared with other Persons operating in the industries in which the Business is engaged.

Material Contract shall have the meaning set forth in Section 3.13(a).

Mixed-Use Contracts means any Contract that includes both terms and conditions that are Related to the Business and terms and conditions that relate to other businesses of the Sellers, between (a) a Seller, on the one hand, and (b) a supplier, vendor or customer of the Sellers, on the other hand.

Multimedia Solutions Distribution Rights Agreement shall have the meaning set forth in Section 5.10.

NASDAQ Parent Guarantor shall have the meaning set forth in the Preamble.

New Software shall have the meaning set forth in Section 5.17.

New York Courts shall have the meaning set forth in Section 11.12(b).

Non-Competition and Non-Solicitation Agreement shall have the meaning set forth in Section 5.12.

Non-U.S. Employee means each employee of the Business whose principal place of employment is located outside the United States, including employees working in the United States on a non-permanent basis pursuant to a secondment agreement, but excluding any Non-U.S. Excluded Employee.

Non-U.S. Employee Plans mean, in each case with respect to employees of the Business located other than in the United States, all (i) material employee benefit plans and retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, pension, profit sharing, retiree health, medical or life insurance, severance, retention, or vacation plans, programs or agreements, in each case (A) to which any of the Sellers or their respective Affiliates is a party, (B) that are maintained by, contributed to or sponsored by any of the Sellers or any of their respective Affiliates for the benefit of any employee of the Business located other than in the United States, or (C) in connection with which the Acquiror could reasonably be expected to incur any Liability with respect to any employee of the Business located other than in the United States, (ii) individual employment, retention, termination, severance or other similar contracts (except for the Retention Agreements), pursuant to which any of the Sellers or their respective Affiliates currently has any obligation with respect to any employee of the Business located other than in the United States, and (iii) contracts, arrangements, agreements or understandings between any of the Sellers or their respective Affiliates and any current employee of the Business located other than in the United States that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any employee of the Business located other than in the United States arising from or related to, in whole or in part, the transactions contemplated by this Agreement and not otherwise described hereinabove. For the avoidance of doubt, Non-U.S. Employee Plans also include any plan, arrangement or agreement maintained, sponsored, contributed to, or entered into by a predecessor of any of the Sellers or their Affiliates with or for the benefit of any employee of the Business located other than in the United States to the extent that the Sellers or their Affiliates have any liability with respect thereto.

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Non-U.S. Excluded Employee means each employee of the Business whose principal place of employment is located in a city as set forth in Schedule 6.1(f) to this Agreement.

Non-U.S. Transferred Employee shall have the meaning set forth in Exhibit 11.

Notice of Disagreement shall have the meaning set forth in Section 2.9(a).

Offer Letter shall have the meaning set forth in Recital C.

Offer Letter Date shall have the meaning set forth in Recital C.

Open Source Software means all software that is distributed as "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

Other Contracts shall mean the Contracts set forth in Schedule 1.1(b).

Outside Date shall have the meaning set forth in Section 9.1(b).

Owned Real Property shall have the meaning set forth in Section 2.1(b)(xi).

Patent License Agreement shall have the meaning set forth in Section 5.7.

Permits shall have the meaning set forth in Section 3.8(a).

Permitted Liens means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest, penalty or similar charges; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law and incurred in the ordinary course of business on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security legislation; (d) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the Business; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Transferred Assets, respectively; (f) any set of facts an accurate up-to-date survey of the Leased Real Property and which do not, individually or in the aggregate, materially impair the occupancy or current use of such Leased Real Property or materially reduce the value of any of the Transferred Assets would show; provided, that such facts do not materially interfere with the ordinary conduct of the Business; and (g) non-exclusive licenses granted under Intellectual Property to customers or resellers in the ordinary course of business.

Person means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

Post-Closing Adjustment shall have the meaning set forth in Section 2.10.

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Post-Closing Termination Liability means all Liabilities incurred by any Seller or any of its Affiliates or the Acquiror or any of its Affiliates either after the Closing Date with respect to any individual employed with the Business immediately prior to the Closing Date including severance, outplacement, vacation pay, salary, commissions and benefits for periods after the Closing Date, claims of wrongful termination, age, race or sex discrimination or the like, WARN Act Liabilities or any liability under applicable Law including COBRA and State benefits continuation laws, and any taxes or penalties payable with respect to any of the foregoing payments or liabilities.

Pre-Closing Accounts Receivable shall have the meaning set forth in Section 2.11(a).

Prepaid Expenses shall have the meaning set forth in the Transaction Accounting Principles; provided, that Prepaid Expenses shall not include any prepaid Taxes with respect to the Transferred Assets or the Business that relate to a taxable period (or portion thereof) that ends on or before the Closing Date.

Purchase Price shall have the meaning set forth in Section 2.4.

Reference Statement of Net Assets shall have the meaning set forth in Section 3.4(a).

Reference Statement of Transferred Assets shall have the meaning set forth in Section 3.4(a).

Related to the Business means used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the Business as conducted by the Sellers.

Reports shall have the meaning set forth in Schedule 5.16.

Representative of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

Retention Agreement shall have the meaning set forth in Section 6.4(b).

Retention Bonus Delivery Date shall have the meaning set forth in Section 6.4(b).

Review Period shall have the meaning set forth in Section 2.8(b).

Second Request shall have the meaning set forth in Section 5.5(b).

Security Analyst shall have the meaning set forth in Schedule 5.16.

Security Stack shall have the meaning set forth in Schedule 5.16.

Selected Vulnerability shall have the meaning set forth in Schedule 5.16.

Sellers shall have the meaning set forth in Recital A.

Service Charges shall have the meaning set forth in the Content and Platform Services Agreement.

Severance Payments shall have the meaning set forth in Section 6.1(f).

Software shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form,

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(b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

Specified Current Liabilities means Deferred Revenue plus all Current Liabilities reflected in the Final Closing

Statement expressly assumed by the Acquiror as set forth in Article 6 or Exhibit 11.

Subleased Leases shall have the meaning set forth in Section 3.10(a).

Subleased Real Property shall have the meaning set forth in Section 3.10(a).

Subleases shall have the meaning set forth in Section 5.11.

Subsidiary of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

Tax or Taxes means any and all taxes, including income, excise, gross receipts, ad valorem, value-added, sales, use, employment, social security, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, and any and all fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

Tax Contest shall have the meaning set forth in Section 10.3(b).

Tax Returns means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Governmental Authority relating to Taxes.

Temporary Worker shall have the meaning set forth in Section 3.15(c).

Termination Fee shall have the meaning set forth in Section 9.4.

Third Party Claim shall have the meaning set forth in Section 10.3(a).

Third Party Rights shall have the meaning set forth in Section 2.2.

TR shall have the meaning set forth in the Preamble.

TR Banker shall have the meaning set forth in Section 3.18.

TR FSA shall have the meaning set forth in Section 6.6.

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TR Indemnified Parties shall have the meaning set forth in Section 10.2.

TR Name and TR Marks means the names or marks of TR or any of its Affiliates (other than the names and marks set forth on Schedule 2.1(a)(iii), either alone or in combination with other words, including the names, marks and other indicia of "Thomson Reuters," names containing the word "Thomson" or "Reuters," the characteristic and stylized font type, and any Intellectual Property related to, incorporating or utilizing such names and indicia, all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words, together with all of the goodwill represented thereby or pertaining thereto.

TR Parent Guarantor shall have the meaning set forth in the Preamble.

TR Party shall have the meaning set forth in Section 11.14(a).

TR Savings Plan shall have the meaning set forth in Section 6.9.

TRGR shall have the meaning set forth in the Preamble.

TRM shall have the meaning set forth in the Preamble.

Transaction Accounting Principles means the accounting principles, policies, practices and methodologies as consistently applied by the Sellers in preparation of the Financial Statements, a description of which is set forth in Exhibit 4.

Transaction Agreements means this Agreement and each of the Ancillary Agreements.

Transfer Taxes means all sales (excluding bulk sales), use, goods and services, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement, other than any VAT.

Transferred Assets shall have the meaning set forth in Section 2.1(a).

Transferred Contracts means (a) all Customer Contracts in effect as of the Closing, (b) all supplier or vendor Contracts Related to the Business and in effect as of the Closing, as set forth in Schedule 1.1(c), (c) the Extracted Contracts listed in Schedule 1.1(d), (d) the Other Contracts, (e) the Extracted Contracts that are customer Contracts and (f) any other Extracted Contracts entered into between the Offer Letter Date and the Closing Date by any Seller, but only to the extent such Extracted Contracts are specifically designated as "Transferred Contracts" by TR in writing, and with the Acquiror's prior consent, after the Offer Letter Date.

Transferred Employees means U.S. Transferred Employees and Non-U.S. Transferred Employees, each as the case may be.

Transferred Employee Records mean physical or electronic copies of all personnel records (including those as required by applicable Law and those pertaining to performance, training history, job experience and history, and for the three year period immediately preceding the Closing, compensation history) for current and former employees of the Business, except where (a) the transfer or disclosure of such records is prohibited by applicable Law or would include medical records, or (b) consent of the relevant employee is required by applicable Law but not given.

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Transition Services Agreement shall have the meaning set forth in Section 5.9.

Unbilled Revenue means the unbilled amounts with respect to products provided and services performed by the

Business prior to the Closing, including Accrued Revenue.

U.S. Employee means each employee of the Business whose principal place of employment is located in the United States, other than any employee of the Business who is working in the United States pursuant to a secondment agreement.

U.S. Employee Plans mean, in each case with respect to employees of the Business located in the United States, all (i) material employee benefit plans (within the meaning of Section 3(3) of ERISA) and all material retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, pension, profit sharing, retiree health, medical or life insurance, severance, retention, Code Section 125 flexible benefit, or vacation plans, programs or agreements, in each case (A) to which any of the Sellers or their respective Affiliates is a party, (B) that are maintained by, contributed to or sponsored by any of the Sellers or any of their respective Affiliates for the benefit of any employee of the Business located in the United States, or (C) in connection with which the Acquiror could reasonably be expected to incur any Liability with respect to any employee of the Business located in the United States, (ii) individual employment, retention, termination, severance or other similar contracts (except for the Retention Agreements), pursuant to which any of the Sellers or their respective Affiliates currently has any obligation with respect to any employee of the Business located in the United States, and (iii) contracts, arrangements, agreements or understandings between any of the Sellers or their respective Affiliates and any current employee of the Business located in the United States that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any employee of the Business located in the United States arising from or related to, in whole or in part, the transactions contemplated by this Agreement and not otherwise described hereinabove. For the avoidance of doubt, U.S. Employee Plans also include any plan, arrangement or agreement maintained, sponsored, contributed to, or entered into by a predecessor of any of the Sellers or their Affiliates with or for the benefit of any employee of the Business located in the United States to the extent that the Sellers or their Affiliates have any liability with respect thereto.

U.S. Transferred Employee shall have the meaning set forth in Section 6.1(b).

VAT means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC, and outside the European Union, any similar Tax levied by reference to turnover, added value, goods and services, sales or consumption .

WARN Act means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar

U.S. state or local statute.

WARN Act Liabilities shall have the meaning set forth in Section 6.7.

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EXHIBIT 11

NON-U.S. EMPLOYEES

1.        In this Exhibit:

Beneficiary means, in relation to an indemnity, the person receiving the benefit of the indemnity;

claim includes a claim by any person (including a trade union and any governmental, statutory or local authority or body);

Collective Agreements means the collective agreements disclosed in the data room made available to the Acquiror prior to the Offer Letter Date;

Corresponding Provisions means, in relation to a Non-U.S. Employee, provisions that are overall no less favorable to the Non-U.S. Employee than his or her terms and conditions of employment immediately before Closing (other than defined benefit retirement plan benefits and equity compensation arrangements, which will not be required to be replicated in form in each jurisdiction so long as the economically equivalent value of the defined benefit retirement plan benefits and equity compensation arrangements are otherwise provided to such Non-U.S. Employees in another form intended to comply with applicable Law) and a provision that his or her period of continuous employment with a Seller will be treated as continuous employment with the Acquiror (or, if applicable, its Affiliate) for the purposes of all employee rights and benefit arrangements, but in all cases, subject to the applicable provisions in Exhibit 12;

Covenantor means, in relation to an indemnity, the person undertaking to indemnify the Beneficiary;

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or, in relation to any undertaking situated in any member state of the European Economic Area other than the United Kingdom, such law as corresponds to those Regulations implementing European Council Directive 2001/23/EEC; and

liability and liabilities includes any award, compensation, damages, fine, loss, order, penalty or payment made by way of settlement and costs and expenses reasonably incurred in connection with a claim or investigation (including any investigation by any enforcement, regulatory or supervisory body and of implementing any requirements that may arise from any such investigation); legal costs and expenses being assessed on an indemnity basis.

Any reference to an occupational pension scheme does not affect any obligation of any party under this Exhibit 11.

2.        TR and the Acquiror acknowledge and agree that under the Employment Regulations the contracts of employment between the Sellers and the Non-U.S. Employees (except those of them to whom the Employment Regulations do not apply) and (to the extent provided for by applicable Law) the Collective Agreements shall have effect after Closing as if originally made between the Acquiror (or, if applicable, its Affiliate) and those Non-U.S. Employees or between the Acquiror (or, if applicable, its Affiliate) and the other parties to the Collective Agreements (as the case may be).

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3.        If any contract of employment of a Non-U.S. Employee does not have effect as if originally made between that Non-U.S. Employee and the Acquiror (or, if applicable, its Affiliate) or is alleged not to have that effect, because the Employment Regulations do not apply in the jurisdiction in which such Non-U.S. Employee works or otherwise, the Acquiror (or, if applicable, its Affiliate) shall, within 14 days of a request by TR, or of its own volition, offer to employ that Non-U.S. Employee under a new contract that includes Corresponding Provisions to take effect on the Closing Date, and such offer will be conditional upon Closing taking place and subject to such terms and conditions as set forth in Schedule 6.1(b). On that offer being made, or at any time after the expiry of 14 days if the offer is not made as requested or if, having been made, it is not accepted by the Non-U.S. Employee within 15 days of the date of the offer, TR shall, or shall cause the Sellers to, commence steps to terminate the Non-U.S. Employee's employment (whether voluntarily or involuntarily) with effect from Closing, or as soon as possible thereafter, or at TR's option may seek to find alternate employment for such Non-U.S. Employee with TR or its Affiliates. The Acquiror shall (or, if applicable, shall cause its Affiliate to) carry out all actions necessary under applicable law to effect the transfer of employment to it of each such Non-U.S. Employee who has accepted that offer. The parties will keep one another informed of all offers and acceptances referred to above. Each Non-U.S. Employee who (i) continues in employment automatically by operation of Law under this Exhibit 11 but excluding those individuals who withhold consent or object to the transfer under applicable Law and thus refuse to become an employee of the Acquiror or its Affiliates or (ii) accepts an offer of employment from the Acquiror or one of its Affiliates under this Exhibit 11, and commences such employment as of the Closing Date shall be referred to as a Non-U.S. Transferred Employee.

4.        TR and the Acquiror agree that neither the Acquiror nor any of its Affiliates shall be required to offer employment to or continue to employ, as the case may be, any Non-U.S. Excluded Employee.

5.        TR shall, or shall cause the Sellers to, discharge all of their obligations in respect of the Non-U.S. Employees up to Closing and the Non-U.S. Excluded Employees.

6.        The Acquiror shall (or, if applicable, shall cause its Affiliates to) from Closing perform and discharge all of the obligations of the employer in relation to the Non-U.S. Transferred Employees including compensation for dismissal (including compensation in lieu of notice), overtime pay, end of service gratuity, repatriation expenses, bonus or incentive payments, holiday pay (including pay for unused leave) and any other remuneration or liability payable after Closing (including applicable social security contributions payable after Closing in connection with such payable remuneration).

7.        Subject to Section 6.1(f) and Article 10 of the Agreement to which this Exhibit 11 forms a part, the Acquiror shall indemnify the Sellers against any liability arising from the Acquiror's (or, if applicable, its Affiliate's) failure to perform or discharge any obligation referred to in paragraphs 3 or 6 and against any liability relating to a Non-U.S. Employee that arises out of or in connection with:

(a)

a change after Closing to any term of employment or working condition (including any term or condition relating to an occupational pension scheme) or any proposal to make such a change including any proposal communicated directly or indirectly to a Non-U.S. Transferred Employee, Non-U.S. Transferred Employees' representatives or a trade union by the Acquiror, its Affiliate or the Sellers, consistent with information received from the Acquiror or its Affiliate regarding such a proposal;

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(b)

the termination of employment of a Non-U.S. Transferred Employee for any reason by the Acquiror or its Affiliates or any other event, matter or circumstance relating to the Non-U.S. Transferred Employees occurring after Closing;

(c)

a complaint of failure to comply with Regulation 13 of the Employment Regulations (or equivalent), or in respect of an award of compensation under Regulation 15 of the Employment Regulations (or equivalent), but solely to the extent that the Liability arises from the Acquiror's or (if applicable) its Affiliate's failure to comply with Regulation 13(4) of the Employment Regulations (or equivalent); and

(d)

a complaint of failure to comply with Regulation 11 of the Employment Regulations (or equivalent) or in respect of an award of compensation under Regulation 12 of the Employment Regulations (or equivalent).

For the avoidance of doubt, this paragraph 7 shall not apply to the extent that it relates to any Non-U.S. Excluded Employee.

8.        Subject to the requirements of applicable Law, prior to or at the Closing, TR and the Acquiror shall jointly issue to each Non-U.S. Employee or the appropriate representatives of the Non-U.S. Employees (as defined in the Employment Regulations) a notice setting out information about the transfer or proposed transfer of their employment, such notice to be agreed between the parties on a jurisdiction-by- jurisdiction basis.

9.        If the Beneficiary becomes aware of any matter that might give rise to a claim for an indemnity from the Covenantor, the following provisions shall apply:

(a)

the Beneficiary shall immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary shall give the notice within sufficient time to enable the Covenantor time to contest the proceedings before any first instance judgment in respect of such proceedings is given;

(b)	the Beneficiary shall:

(i)

take such action, institute such proceedings and give such information and assistance as the Covenantor or its insurers may reasonably request to dispute, resist, defend, compromise, remedy, mitigate or appeal the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter,

(ii)

in connection with any proceedings related to the matter (other than against the Covenantor), use professional advisers nominated by the Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor shall fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers, and

(iii)	not admit liability in respect of or settle the matter without the prior written consent of the Covenantor, such consent not to be unreasonably withheld or delayed; and

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(c)

if the Covenantor has conduct of any litigation and negotiations in connection with a claim, the Covenantor shall promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary's business interests to be materially prejudiced.

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EXHIBIT 12

NON-U.S. PENSIONS

1.        In respect of any money purchase arrangement, the Acquiror shall (or, if applicable, shall cause its Affiliates to) offer with effect from Closing to each Non-U.S. Transferred Employee contributions at no lesser rate than are currently provided by the Sellers taking account of the required amounts of the Non- U.S. Transferred Employee's contributions.

2.        In respect of any other pension or life assurance arrangement to which paragraph 1 above does not apply, the Acquiror shall (or, if applicable, shall cause its Affiliates to) offer with effect from Closing to each Non-U.S. Transferred Employee retirement and death benefits that are overall no less favorable than the retirement and death benefits that were provided immediately before Closing and taking account of the required amounts of the Non-U.S. Transferred Employee's contributions.

3.        For the avoidance of doubt, the Acquiror shall not be required to offer defined benefit retirement plan benefits or equity compensation benefits to the Non-U.S. Transferred Employees unless otherwise required to comply with applicable Law.

4.        For the avoidance of doubt, paragraphs 1 and 2 above are in addition to, and not a derogation from, the Acquiror's requirement to comply with applicable Law.

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